Confidential    Execution Version

Dated 15 October, 2013.

Oneida International Limited and others
(as Borrowers and/or Guarantors)
Burdale Financial Limited
(as Original Lender)
Burdale Financial Limited
(as Arranger)
Burdale Financial Limited
(as Agent and Security Trustee)

Facility Agreement

ReedSmith	Reed Smith LLP The Broadgate Tower 20 Primrose Street London EC2A 2RS Tel: 020 3116 3000 Fax: 020 3116 3999

7.1	Sale of Receivables	41
7.2	Determination of Prepayment Amount	42
7.3	Order of Application	42

8	Provisions Concerning L/Cs	43
8.1	Restrictions	43
8.2	Immediately payable	43
8.3	Payment of L/Cs against demand	43
8.4	Indemnities	44
8.5	Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover	45
8.6	Requirement for cash cover from Borrower	47
8.7	Pledge	47
8.8	Perfection of pledge	47
8.9	Trust receipts	48
8.10	Separation	48

9	Receivables Agency and General Cure Rights	48
9.1	Agency	48
9.2	Cure Rights	48

10	Repayment	48
10.1	Receivables	48
10.2	Application	49
10.3	Revision of Order of Application	49
10.4	Currencies	50
10.5	Repayments and Facility Limits	50
10.6	Final Repayment	50
10.7	Collection of Receivables	50
10.8	Business Days	51
10.9	Calculation	51

11	Cancellation and Prepayment	51
11.1	Illegality	51
11.2	Change of Control	52
11.3	Voluntary cancellation	52
11.4	Voluntary prepayments/repayments - Revolving Credit Facility	52
11.5	Cancellation Fee	52
11.6	Right of Prepayment and Cancellation in relation to a single Lender	53
11.7	Right of cancellation in relation to a Defaulting Lender	54

11.8	Restrictions and conditions	54

12	Interest and Purchase Commission	54
12.1	Calculation of interest and Purchase Commission	54
12.2	Payment of interest and Purchase Commission	55
12.3	Default interest	55
12.4	Notification of rates of interest and Purchase Commission	55

13	Fees	55
13.1	Commitment fee	55
13.2	Arrangement fee	56
13.3	Monitoring and Agency fees	56
13.4	L/C Fee	56

14	Tax Gross-Up and Set Off	56
14.1	Definitions	56
14.2	Tax gross-up	58
14.3	Tax indemnity	60
14.4	Tax Credit	61
14.5	Lender Status Confirmation	62
14.6	HMRC DT Treaty Passport scheme confirmation	62
14.7	Stamp taxes	62
14.8	Value added tax	63
14.9	FATCA Information	64
14.10	FATCA Deduction	65

15	Increased Costs	65
15.1	Increased costs	65
15.2	Increased cost claims	66
15.3	Exceptions	66

16	Other Indemnities	66
16.1	Currency indemnity	66
16.2	Other indemnities	67
16.3	Indemnity to the Agent and Security Trustee	67
16.4	Indemnity to the Security Trustee	67

17	Mitigation by the Finance Parties	68
17.1	Mitigation	68
17.2	Limitation of liability	68

18	Costs and Expenses	68
18.1	Transaction expenses	68
18.2	Appraisal costs	68
18.3	Amendment costs	69
18.4	Collection Costs	69
18.5	Enforcement and other costs	69

19	Guarantee and indemnity	69
19.1	Guarantee and indemnity	69
19.2	Continuing guarantee	70
19.3	Reinstatement	70
19.4	Waiver of defences	70
19.5	Guarantor intent	71
19.6	Immediate recourse	71
19.7	Deferral of Guarantors’ rights	72
19.8	Additional security	73
19.9	Limitations applicable to US Guarantors	73

20	Representations	73
20.1	Status	73
20.2	Binding obligations	73
20.3	Non-conflict with other obligations	74
20.4	Power and authority	74
20.5	Validity and admissibility in evidence	74
20.6	Governing law, enforcement	74
20.7	No filing or stamp taxes	74
20.8	No default	75
20.9	No misleading information	75
20.10	Financial statements	75
20.11	Ranking	76
20.12	No proceedings pending or threatened	76
20.13	Intellectual Property	76
20.14	Retention of Title	76
20.15	Bank Accounts	76
20.16	COMI	77
20.17	Insolvency	77
20.18	Deduction of Tax	77
20.19	Pensions	77
20.20	Repetition	77

21	Information undertakings	78
21.1	Notification of default	78
21.2	Reporting Undertakings	78
21.3	COMALA System	78
21.4	Pensions Regulator	78
21.5	Know your customer checks	78

22	Financial covenants	80
22.1	Financial definitions	80
22.2	Financial condition	81
22.3	Change in accounting principles	82

23	General undertakings	83
23.1	Authorisations	83
23.2	Compliance with laws	83
23.3	Taxation	84
23.4	Mergers	84
23.5	Change of business	84
23.6	Acquisitions	84
23.7	Preservation of assets	85
23.8	Intellectual Property	85
23.9	Negative pledge	85
23.10	Disposals	86
23.11	lntra-Group Arrangements	86
23.12	Financial Indebtedness	87
23.13	Treasury Transactions	87
23.14	Making Loans	88
23.15	Guarantees and indemnities	88
23.16	Share capital	88
23.17	Bank Accounts	88
23.18	Insurance	88
23.19	Financial Year End/Change of Auditors	89
23.20	Change of Name	89
23.21	Pensions The Company shall ensure that:	90
23.22	Collateral obligations	90
23.23	Stock	91
23.24	Access	91

24	Events of Default	92

24.1	Non-payment	92
24.2	Other obligations	92
24.3	Misrepresentation	92
24.4	Cross default	92
24.5	Insolvency	93
24.6	insolvency proceedings	93
24.7	Cessation of Business	94
24.8	Creditors’ process	94
24.9	Change of ownership	94
24.10	Audit qualification	94
24.11	Blocked Account arrangements	94
24.12	Unlawfulness and invalidity	95
24.13	Expropriation	95
24.14	Repudiation and rescission of agreements	95
24.15	Litigation	95
24.16	Material adverse change	95
24.17	Pensions	95
24.18	Acceleration	96
24.19	Agent’s rights following Default	96
24.20	Recourse Repurchase	97

25	Change to the Lenders	97
25.1	Assignments and transfers by the Lenders	97
25.2	Conditions of assignment or transfer	97
25.3	Assignment or transfer fee	98
25.4	Limitation of responsibility of Existing Lenders	98
25.5	Procedure for transfer	99
25.6	Copy of Transfer Certificate to Company	100

26	Changes to the Obligors	100
26.1	Assignments and transfer by Obligors	100
26.2	Additional Borrowers	100
26.3	Acknowledgement and Authorisation by Obligors	100
26.4	Additional Guarantors	101
26.5	Repetition of Repeating Representations	101

27	Role of the Administrative Parties	101
27.1	Appointment of the Agent and Security Trustee	101
27.2	Duties of Security Trustee	101
27.3	Duties of the Agent	102

27.4	Role of the Arranger	102
27.5	No fiduciary duties	102
27.6	Administrative Parties’ rights to act and to deal	103
27.7	Business with the Group	103
27.8	Rights and discretions of the Administrative Parties	103
27.9	Majority Lenders’ instructions	104
27.10	Responsibility for documentation and customer identification	105
27.11	Exclusion of liability	106
27.12	Lenders’ indemnity	106
27.13	Resignation of the Administrative Parties	107
27.14	Replacement of the Agent	107
27.15	Confidentiality	108
27.16	Relationship with the Lenders	108
27.17	Credit appraisal by the Secured Parties	109
27.18	Administrative Parties’ management time	109
27.19	Deduction from amounts payable by an Administrative Party	110
27.20	Trustee provisions	110
27.21	Bank Product Providers	111

28	Additional Security Trustee Provisions	112
28.1	Appointments by the Security Trustee	112
28.2	The Security Documents	113
28.3	Security Trustee as proprietor	113
28.4	Investments	113
28.5	Releases of Charged Property	114
28.6	Exclusion of liability	114
28.7	Insurance	115
28.8	Appointment of successor Security Trustee	115
28.9	Powers supplemental	115

29	Distributions by Security Trustee	115
29.1	Order of Application	115
29.2	Prospective Liabilities	116
29.3	investment of proceeds	116

30	Conduct of Business by the Secured Parties	116

31	Sharing among the Finance Parties	117
31.1	Payments to Finance Parties	117
31.2	Redistribution of payments	117

31.3	Recovering Finance Party’s rights	117
31.4	Reversal of redistribution	117
31.5	Exceptions	118

32	Payment Mechanics	118
32.1	Payments to the Agent	118
32.2	Distributions by the Agent	118
32.3	Distributions to an Obligor	119
32.4	Clawback	119
32.5	Partial Payments	119
32.6	Set-off by Obligors	120
32.7	Currency of account	120

33	Amendments and Waivers	120
33.1	Required consents	120
33.2	Exceptions	120
33.3	Replacement of Lender	121
33.4	Disfranchisement of Defaulting Lenders	122
33.5	Replacement of a Defaulting Lender	123
33.6	Euro conventions	124

34	Set-Off	124

35	Notices	124
35.1	Communications in writing	124
35.2	Addresses	124
35.3	Delivery	125
35.4	Notification of address and fax number	125
35.5	Electronic communication	126
35.6	English language	126

36	Miscellaneous Provisions	126
36.1	Accounts	126
36.2	Certificates and determinations	126
36.3	Partial invalidity	127
36.4	Delegation	127

37	Euro Provisions	127
37.1	Withdrawal of euro as a Permitted Currency	127
37.2	Euro obligations	127

38	Remedies and Waivers	128

39	Confidentiality	128
39.1	Confidential Information	128
39.2	Disclosure of Confidential Information	128
39.3	Entire agreement	130
39.4	Inside information	130
39.5	Notification of disclosure	130
39.6	Continuing obligations	131

40	Counterparts	131

41	Governing Law	131

42	Jurisdiction	131
42.1	Jurisdiction of English Courts	131
42.2	Service of process	131

THIS AGREEMENT is dated 15 October 2013 and made
BETWEEN

(1)	ONEIDA INTERNATIONAL LIMITED registered in England with number 00995820 (the Company);

(2)	THE AFFILIATES of the Company listed in Part 1 of Schedule 1 (The Original Parties) as original guarantors (together with the Company, the Original Guarantors);

(3)	THE FINANCIAL INSTITUTIONS listed in Part 2 of Schedule 1 (The Original Parties) as original lenders (the Original Lenders);

(4)	BURDALE FINANCIAL LIMITED registered in England with number 2656007 as arranger of the Revolving Credit Facility (in this capacity, the Arranger);

(5)	BURDALE FINANCIAL LIMITED registered in England with number 2656007 as agent for the Lenders (in this capacity, the Agent); and

(6)	BURDALE FINANCIAL LIMITED registered in England with number 2656007 as security trustee for the Secured Parties (in this capacity, the Security Trustee).
IT IS AGREED:
1Definitions and interpretation

1.1	Definitions
In this Agreement:
Accession Letter means a document substantially in the form set out in Schedule 6 (Form of Accession Letter).
Actual Date of Payment means in relation to a Purchased Receivable, the date on which full payment in respect of that Purchased Receivable is made into a Blocked Account by the relevant account debtor or the relevant Borrower.
Additional Borrower means a company which becomes an Additional Borrower in accordance with clause 26.2 (Additional Borrowers).
Additional Guarantor means a company which becomes an Additional Guarantor in accordance with clause 26.4 (Additional Guarantors).
Additional Obligor means an Additional Borrower or an Additional Guarantor.
Administrative Parties means the Arranger, the Agent and the Security Trustee.

Affiliate means in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.
Appointee is defined in clause 28.1(b).
Arrangement Fee means the fee set out in clause 13.2 (Arrangement Fee).
Authorisation means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.
Availability Limit means each of the limits on the utilisation of the Revolving Credit Facility established or referred to in clause 5.3 (Restrictions).
Availability Period means the period from and including the date of this Agreement to and including the date falling five Business Days prior to the Final Repayment Date, or such later date as the Agent may allow.
Bank Product Agreements means all agreements relating to the provision of Bank Products by a Bank Product Provider to an English Obligor.
Bank Product Provider means any Lender or any Affiliate of a Lender which provides Bank Products to any English Obligor with the consent of the Agent and which, in the case of any Bank Product Provider which is not also a Lender, has executed a Bank Product Provider Confirmation.
Bank Product Provider Confirmation means a confirmation in the form set out in Schedule 8 (Bank Product Provider Confirmation) executed by any Bank Product Provider which is not also a Lender.
Bank Product Reserve means the amount established by the Agent in consultation with the Bank Product Providers from time to time to reflect the then outstanding potential liability of the English Obligors in relation to any Bank Products.
Bank Products means any ancillary financial products or accommodations made available to any English Obligor by a Bank Product Provider including any credit or debit cards, credit or debit card processing services, Cash Management Services, foreign exchange facilities, interest rate hedging and other derivative products.
Base Reference Bank Rate means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Base Reference Banks as the rate at which the relevant Base Reference Bank could borrow funds in the London interbank market in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.

Base Reference Banks means the principal London offices of HSBC Bank Plc, Barclays Bank Plc and Bank of America, N.A., or such other banks as may be appointed by the Agent in consultation with the Company.
Blocked Accounts means:

(a)	such bank accounts of the Borrowers as are designated Blocked Accounts from time to time by the Agent and the Company whether in any Security Document or otherwise;

(b)	any bank accounts of any Additional Borrower specified as Blocked Accounts in an Accession Letter or deed of accession; and

(c)	such other bank accounts as may be designated as Blocked Accounts for the purposes of the Finance Documents by the Company and the Agent,
in each case as redesignated, renumbered or renamed from time to time.
Borrower means the Company or an Additional Borrower.
Budget means the Company’s annual budget provided to the Agent in accordance with paragraph 4(b) of Schedule 3 (Reporting Undertakings).
Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London and in any country in which a transfer or payment of funds is required to be made on that day.
Cash Management Services means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, depository network, automatic clearing house transfer, BAGS facilities and other cash management arrangements.
Cash Request means a request in the form set out in Part 1 of Schedule 4 (Forms of Request).
Change of Control means initial shareholders or any funds controlled by initial shareholders cease directly or indirectly to:

(a)	have the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(i)	cast, or control the casting of, more than 75% of the maximum number of votes that might be cast at a general meeting of the Company; or

(ii)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Company; or

(iii)	give directions with respect to the operating and financial policies of the Company with which the directors or other equivalent officers of the Company are obliged to comply; and/or

(b)
hold beneficially more than 75% of the issued share capital of the Company (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital).

Charged Accounts means the Blocked Accounts and the Other Accounts.
Charged Property means the assets of the Obligors subject to a Security Interest under the Security Documents.
Code means the US Internal Revenue Code of 1986.
Collateral Reporting Obligations means the obligations of the English Obligors under paragraphs 1, 2, 3(a), 3(b), 3(c), 3(e), 6(a), 6(a)(ii) and 6(a)(iii) of Schedule 3 (Reporting Undertakings),
COMALA Authorised Accounts Form means each form (in the format provided by the Agent from time to time) completed by a Borrower setting out details of each bank account into which the proceeds of any Utilisation may be paid.
COMALA Request means any Cash Request made via the COMALA System (which is referred to on the COMALA System as an Advance Request).
COMALA System means the password-protected COMALA System accessible via the Designated Website.
COMALA User Form means each form (in the format provided by the Agent from time to time) completed by a Borrower setting out details of each person authorised by that Borrower to give Instructions and to access the COMALA System on behalf of that Borrower (and the levels of authorised access for each such person).
Commitment means:

(a)
in relation to an Original Lender, the amount set out opposite its name under the heading Commitment in Part 3 of Schedule 1 (The Original Parties) together with the amount of any other Commitment transferred to it under this Agreement;

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred to it under this Agreement.
Confidential Information means all information relating to the Company, any Obligor, the Finance Documents or the Revolving Credit Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Revolving Credit Facility from either:

(a)	any Obligor or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any Obligor or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of clause 39 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by any Obligor or any of its advisers; or

(iii)
is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Obligors and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality

Confidentiality Undertaking means a confidentiality undertaking substantially in a recommended form of the LMA from time to time or in any other form agreed between the Company and the Agent.
Contribution Notice means a contribution notice issued by the Pensions Regulator under section 38 or section 47 of the Pensions Act 2004.
CTA means the Corporation Tax Act 2009.
Debenture means the first-ranking debenture executed or to be executed by the Obligors in favour of the Security Trustee.
Deed of Accession has the meaning given to it in the Debenture.
Default means an Event of Default or any event or circumstance specified in clause 24 (Events of Default) which would (with the expiry of a grace period, the lapse of time, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.
Defaulting Lender means any Lender:

(a)
which has failed to make its participation in a Utilisation available or has notified the Agent that it will not make its participation in a Utilisation available by the Utilisation Date of that Utilisation in accordance with clause 5.3 (Lenders’ obligations) or has failed to comply (or has notified the Agent that it will not comply) with its obligations under clause 5.4 (Settlement with respect to Utilisations);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing, unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:
administrative or technical error; or
a Disruption Event; and
payment is made within two Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.
Delegate means any delegate, agent, attorney or co-trustee appointed by the Security Trustee.
Designated Website means the website at www.burdale.co.uk or such other website as the Agent may specify to the Company in writing.
Dilutions means all credit notes, debit notes, discounts, write-offs, deductions, retentions, set-off, withholding, customer volume rebates or other adjustments applicable to Receivables which would reduce the Notified Value of a Receivable.
Dilution Rate means the monthly value of all Dilutions as a percentage of the monthly value of sales.
Disruption Event means either or both of:

(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Revolving Credit Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
Documents means (i) in the case of a trade or commercial L/C issued in connection with the purchase of any Goods, any and all documents which represent or relate to those Goods and/or the possession of and/or ownership of and/or insurance of and/or warehousing of and/or any other dealing in or with those Goods and (ii) in the case of a standby L/C issued in order to secure the performance of an obligation or any liability arising in respect of a breach of an obligation, a demand and any other document presented by the beneficiary of such L/C.
Eligible Receivables means, at any time, any Receivables at such time which are evidenced by an invoice rendered by a Borrower to account debtors save for any Receivable which (in the reasonable opinion of the Agent):

(a)	does not arise from the actual and bona fide sale and delivery of goods or rendering of services in the ordinary course of the business of the relevant Borrower;

(b)	is not capable of being a Purchased Receivable or is not subject to a valid, first ranking, fixed charge or equivalent Security Interest under the Security Documents;

(c)	remains fully or partly unpaid after its Maturity Date or such longer period as may be agreed by the Agent;

(d)
is owing by a single account debtor if Receivables representing 50% or more of the aggregate balance owing by such account debtor to the Borrowers are not Eligible Receivables by reason of the operation of paragraph (c) above;

(e)	is owed by a director, officer, employee or Affiliate of any English Obligor;

(f)	is the subject of an (alleged) counterclaim or set off to the extent of such (alleged) counterclaim or set off;

(g)	is the subject of any Tax Deduction (to the extent of such Tax Deduction);

(h)
arises from or relates to a contract in respect of which (i) performance has not been completed by the relevant Borrower, (ii) no invoice has been rendered or (iii) the relevant Borrower is not entitled to effect an assignment;

(i)	involves an account debtor which is the subject of any winding up, administration or similar procedure indicative of insolvency;

(j)	involves an account debtor whose obligation to pay the Receivable is in any respect conditional or subject to any right of return, rejection or similar right;

(k)	is owed by an account debtor incorporated or resident outside the United Kingdom and is not credit insured under arrangements which are acceptable to the Agent in its complete discretion;

(l)	is owed by an account debtor whose total indebtedness to the English Obligors exceeds any credit limit set by the Agent from time to time;

(m)
is affected by proceedings or actions which are threatened or pending against the relevant account debtors and which may result in any material adverse change in any such account debtor’s financial condition; or

(n)	is subject to facts, events or occurrences which would impair the validity, enforceability, collectability or full recoverability of that Receivable.
Eligible Stock means all Stock which constitutes finished goods save for any Stock which, at any time and in the opinion of the Agent:

(a)	is obsolete, slow-moving, not in good condition or not currently usable or saleable;

(b)	is held at third party premises without acceptable access arrangements for the Agent;

(c)	constitutes materials over which the Security Trustee does not have a valid first ranking Security Interest under the Security Documents;

(d)	constitutes consumables used in a Borrower’s business or constitutes packaging or shipping materials;

(e)	constitutes returned, damaged or defective materials;

(f)	is held by a Borrower as consignee for a third party;

(g)	is not the property of the relevant Borrower by virtue of retention of title or Romalpa provisions in favour of any person;

(h)	is spare parts or scrap;

(i)
is in transit outside property which is owned and controlled by any English Obligor except in cases where they are (i) in transit between such properties and the aggregate value of such Stock does not at any time exceed the sum of £10,000 or (ii) in transit to an English Obligor and the Agent has direct access to all originals of the bills of lading or other documents of title with respect to such Stock and has received all such other documents as the Agent requires to perfect its security and to obtain possession from any third party; or

(j)	is unsuitable for forming the basis of a lending decision as a result of any legal, regulatory or similar consideration.

English Obligor means each Obligor incorporated in England and Wales.
Event of Default means any event or circumstance specified as such in clause 24 (Events of Default).
Exchange Rate means the prevailing spot rate of exchange of Wells Fargo Bank, N.A. London Branch, at or around 11.00 am. on the date on which any conversion of or calculation in any currency is to be made under this Agreement.
Expiry Date means, in relation to an L/C, the last day of its Term.
Facility Limit means £7,000,000.
Facility Office means the office notified by each Lender to the Agent in writing on or before the date on which it becomes a Lender (or, following that date, by not less than five Business Days written notice) as the office through which it will perform its obligations under this Agreement.
FATCA means:

(a)	sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

(b)
any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.
FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA.
FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.
Fee Letter means any letter or letters dated on or about the date of this Agreement between the Agent and the Company setting out the fees payable to the Arranger, the Agent, the Security Trustee and/or the Lenders referred to in clause 13 (Fees).
Final Repayment Date means the date falling 36 months after the date of this Agreement.
Finance Document means this Agreement, the Security Documents, the Group Subordination Agreement, any Accession Letter and any other document designated as such by the Agent and the Company.

Finance Parties means the Arranger, the Agent, the Security Trustee and the Lenders and Finance Party means any of them.
Financial Indebtedness means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)
any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.
Financial Support Direction means a financial support direction issued by the Pensions Regulator under Section 43 of the Pensions Act 2004.
GAAP means generally accepted accounting principles in the United Kingdom or other country of incorporation where applicable.
Goods means all Stock, produce inventory and/or other goods and in respect of which an L/C has been issued.
Group means the Company and its direct and indirect Affiliates from time to time.
Group Subordination Agreement means the agreement between the Agent and certain members of the Group dated on or around the date of this Agreement.
Guarantor means an Original Guarantor or an Additional Guarantor.

Holding Company means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.
Information Obligations means the obligations of the English Obligors in respect of the delivery of any information pursuant to Schedule 3 (Reporting Undertakings) excluding the Collateral Reporting Obligations.
Insolvency Event in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)
institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)
has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)
seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(h)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.
Instruction Mandate means each mandate (incorporating a telephone, fax and e-mail indemnity) in the Agent’s preferred form executed by a Borrower.
Integration and Restructuring Plan means the Group’s plan delivered to the Agent prior to the date of this Agreement.
Intellectual Property means:

(a)
any patents, trade marks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of each English Obligor (which may now or in the future subsist).
ITA means the Income Tax Act 2007.
L/C means a letter of credit, performance bond, guarantee, documentary credit or similar assurance which is from time to time either (i) opened or issued by any L/C Issuer for the account of a Borrower or (ii) with respect to which an L/C Issuer has agreed to indemnify the issuer or to guarantee the obligations of a Borrower to such issuer.
L/C Exposure means:

(a)	in relation to an L/C opened for the purpose of purchasing Eligible Stock, the face amount of such L/C:

(i)	less the relevant Stock Percentage of the cost of such Eligible Stock covered by that L/C and

(ii)
plus all freight, taxes, duties and other amounts estimated by the Agent to be payable in order to ensure the delivery of such Eligible Stock to the premises of the relevant Borrower in the United Kingdom; and

(b)	in relation to any other L/C, the face amount of such L/C and other commitments assumed by the Agent or the relevant Lender with respect thereto.
L/C Issuer means any Finance Party which issues an L/C (which includes the giving of any indemnity or guarantee to any third party issuer of any underlying instrument).
L/C Limit means £230,000 (or such higher limit as the Lenders may from time to time agree).
L/C Request means a request in the form set out in Part 2 of Schedule 4 (Forms of Request).
Legal Reservations means:

(a)
the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)
the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim; and

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction.
Lenders means:

(a)	the Original Lenders; and

(b)	any institution which becomes a party to this Agreement as a Lender in accordance with clause 25 (Change to the Lenders).
LIBOR means:

(a)	in relation to any amount, the 90 day LIBOR rate for the currency in which such amount is denominated or outstanding on the first day of each month in the Financial Times, London edition; or

(b)	if, for any reason, the Financial Times London edition ceases or fails to quote such a rate, the Base Reference Bank Rate.
Limitation Acts means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.
LMA means the Loan Market Association.
Majority Lenders means a Lender or Lenders whose Commitments aggregate more than 66 2⁄3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2⁄3% of the Total Commitments immediately prior to that reduction).

Margin means 3% per annum,
Material Adverse Effect means an effect which (in the opinion of the Agent) results in or is reasonably likely to result in a material adverse change in: (i) the ability of any Obligor to perform any of its respective obligations under any of the Finance Documents, or (ii) the legality, validity, priority or enforceability of any obligations or security created by or arising under any Finance Document.
Maturity Date means, in relation to a Receivable, the Business Day which is, or immediately succeeds, the date which is the earlier of (i) 60 days after the contractual due date for payment in respect of such Receivable and (ii) 90 days after the date of the invoice in respect of such Receivable.
Net Recovery Percentage means the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the amount of the recovery in respect of the “eligible” Stock at such time on a “net orderly liquidation value” basis as set forth in the most recent acceptable appraisal of Stock received by the Agent in accordance with this Agreement net of operating expenses, liquidation expenses and commissions, and (b) the denominator of which is the applicable original cost of the aggregate amount of the “eligible” Stock subject to such appraisal. For the purposes of this definition, “eligible” shall be as set forth in the most recent acceptable appraisal of Stock received by the Agent in accordance with this Agreement.
Net Stock Value means the net value of Eligible Stock as determined by the relevant English Obligor in accordance with its customary practices and procedures (as disclosed to the Agent prior to the date of this Agreement, or in the case of an Additional Borrower, prior to the Additional Borrower becoming a Borrower and as may be varied from time to time with the Agents written consent).
Non-Acceptable L/C Lender means a Lender which:

(a)	is not:

(i)
a (or a wholly owned subsidiary of a) bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or A2 or higher by Moody’s Investors Service Limited or a comparable rating from an internationally recognised credit rating agency (other than a Lender which each L/C Issuer has agreed is acceptable to it notwithstanding that fact);

(b)	is a Defaulting Lender; or

(c)
has failed to make (or has notified the Agent that it will not make) a payment to be made by it under clause 8.4 (indemnities) or clause 27.12 (Lenders’ indemnity) or any other payment to be made by it under the Finance Documents to or for the account of any other Finance Party in its capacity as Lender by the due date for payment unless the failure to pay falls within the description of any of those items set out at paragraphs (i) and (ii) of the definition of Defaulting Lender.
Notified Value means the face value of each Receivable notified to the Agent including any applicable Tax or duty and before deducting any Dilutions.
Obligor means a Borrower or a Guarantor.
Obligors’ Agent means the Company, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to clause 2.3 (Obligors’ Agent).
OFAC means The Office of Foreign Assets Control of the U.S. Department of the Treasury.
Original Obligor means the Company or an Original Guarantor.
Other Accounts means

(a)	such bank accounts of the English Obligors as are designated Other Accounts from time to time by the Agent whether in any Security Document or otherwise;

(b)	any bank accounts of any Additional Obligor specified as Other Accounts in an Accession Letter or deed of accession; and

(c)	such other bank accounts as may be designated as Other Accounts for the purposes of the Finance Documents by the Agent, in each case as redesignated, renumbered or renamed from time to time.
Outstanding Prepayment Amount means the aggregate amount from time to time of the Prepayments made on account of the Purchase Prices paid or deemed to be paid by the Agent under this Agreement and which have not been discharged.
Parent means Everyware Global, Inc.
Participating Member State means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.
Party means a party to this Agreement (excluding, for the avoidance of doubt the Bank Product Providers).
Pensions Regulator means the body corporate called the Pensions Regulator established under Part I of the Pensions Act 2004.
Permitted Acquisition means:

(a)	an acquisition by an English Obligor of an asset sold, leased, transferred or otherwise disposed of by another English Obligor in circumstances constituting a Permitted Disposal;

(b)	an acquisition of shares or securities pursuant to a Permitted Share Issue.
Permitted Currency means sterling, euros and dollars.
Permitted Disposal means any sale, lease, licence, transfer or other disposal which is on arm’s length terms:

(a)	of Stock or cash made by any English Obligor in the ordinary course of trading of the disposing entity;

(b)
of any asset by an English Obligor (the Disposing Company) to another English Obligor (the Acquiring Company), but if the Disposing Company had granted a Security Interest over the asset, the Acquiring Company must give an equivalent Security Interest over that asset;

(c)	of obsolete or redundant assets where any proceeds of sale are paid into a Blocked Account;

(d)
of any asset where the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration receivable for any other sale, lease, transfer or other disposal, other than any permitted under the preceding paragraphs) does not exceed £10,000 (or its equivalent in another currency or currencies) in any financial year and the proceeds are paid into a Blocked Account.

Permitted Distribution means the payment of a dividend by one English Obligor to another English Obligor where the receiving English Obligor has granted Security Interests over all of its assets to the Security Trustee a Security Document.
Permitted Financial Indebtedness means Financial Indebtedness:

(a)	arising under the Finance Documents or the Bank Product Agreements;

(b)	arising as a result of any trade credit extended to any English Obligor by its customers on normal commercial terms and in the ordinary course of its trading activities;

(c)	arising under a Permitted Loan or a Permitted Guarantee;

(d)
under finance or capital leases of vehicles, plant, equipment or computers, provided that the aggregate capital value of all such items so leased under outstanding leases by the English Obligors does not exceed £20,000 (or its equivalent in other currencies) at any time.

Permitted Guarantee means any guarantee given in respect of the netting or set-off arrangements permitted pursuant to paragraph (b) of the definition of Permitted Security.
Permitted Loan means:

(a)	any trade credit extended by any English Obligor to its customers on normal commercial terms and in the ordinary course of its trading activities; or

(b)	a loan made by one English Obligor to another English Obligor.
Permitted Security Interest means:

(a)	any lien arising by operation of law and in the ordinary course of trading and not as a result of any default or omission by any English Obligor;

(b)
any netting or set-off arrangement entered into by any English Obligor in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of the English Obligors but only so long as such arrangement does not:

(i)	permit credit balances of English Obligors to be netted or set off against debit balances of any person which is not an English Obligor;

(ii)	give rise to other Security Interests over the assets of English Obligors in support of liabilities of any person which is not an English Obligor; and/or

(iii)	relate to any Blocked Account;

(c)	any payment or close out netting or set-off arrangement pursuant to any Bank Product;

(d)	any Security or Quasi-Security arising as a consequence of any finance or capital lease permitted pursuant to paragraph (d) of the definition of Permitted Financial Indebtedness.
Permitted Share Issue means an issue of:

(a)	ordinary shares by the Company, paid for in full in cash upon issue and which by their terms are not redeemable and where such issue does not lead to a Change of Control of the Company;

(b)
shares by one English Obligor to another English Obligor for non-cash consideration where (if the existing shares of the issuing English Obligor are the subject of the Security Documents) the newly-issued shares also become subject to the Security Documents on the same terms.

Permitted Transaction means:

(a)
any disposal required, Financial Indebtedness incurred, guarantee, indemnity or Security or Quasi-Security given, or other transaction arising, under the Finance Documents or the Bank Product Agreements;

(b)
transactions conducted in the ordinary course of trading on arm’s length terms (other than (i) any sale, lease, license, transfer or other disposal and (ii) the granting or creation of any Security Interest or the incurring or permitting to subsist of Financial Indebtedness).

Prepayment means a payment by the Agent to a Borrower on account of the Purchase Price of an Eligible Receivable, not exceeding the Prepayment Percentage of the Notified Value of that Eligible Receivable.
Prepayment Percentage means 85%.
Pro Rata Share means:

(a)
in relation to a Lender and its participation in a Utilisation of the Revolving Credit Facility, the proportion which the Commitment of that Lender bears to the Total Commitments immediately prior to the intended Utilisation Date (provided that, if the Commitment of such Lender has been terminated, the numerator of such proportion shall be the outstanding amount of such Lender’s participation in such Utilisations and the denominator of such proportion shall be the aggregate amount of such Utilisations); and

(b)
in any other case, in relation to a Lender, the fraction (expressed as a percentage) obtained by dividing (i) such Lender’s Commitment by (ii) the Total Commitments, provided that, if all of the Commitments have been terminated, the numerator of such fraction shall be the outstanding amount of such Lender’s participation in the outstanding Utilisations and the denominator of such fraction shall be the aggregate amount of all outstanding Utilisations at the relevant time).

Purchase Commission means the purchase commission payable pursuant to clause 12.1 (Calculation of interest and Purchase Commission).
Purchase Price means, in respect of a Purchased Receivable, the amount received by the Agent in discharge of that Purchased Receivable.
Purchased Receivable means a Receivable purchased by the Agent under this Agreement.
Purchase Request means a request in the form of Part 1 of Schedule 4 (Forms of Request).
Quasi-Security is defined in clause 23.9(a)(ii).
Receivable means any debt owing to a Borrower together with all connected rights, claims, deposits and payments, including those relating to any guarantees, indemnities or bonds.

Receivables Limit means £7,000,000.
Recourse means the Agent’s right to require the Borrower to repurchase a Receivable or the Receivables.
Related Fund in relation to a fund (the first fund), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund,
Relevant Jurisdiction means, in relation to an Obligor:

(a)	its jurisdiction of incorporation;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Security Documents is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.
Remittances means cash, cheques, bills of exchange, negotiable and non-negotiable instruments, letters of credit, orders, drafts, promissory notes, electronic payments and any other form of payment received by the Agent in payment of a Receivable including monies recovered under any credit insurance policy, a refund of the VAT element of the Receivable or a dividend payable in respect of the Receivable.
Repeating Representations means each of the representations set out at clause 20.1 (Status) to clause 20.8 (No Default) inclusive, clause 20.9(a), clause 20.10 (Financial Statements), and clauses 20.11 (Ranking) to clause 20.16 (COMI) inclusive.
Representative means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.
Repurchase Price means in relation to any Receivable which has not been discharged, the Outstanding Prepayment Amount paid in respect of that Receivables, less the value of any Remittance received in respect of that Receivable.
Reserves means reserves from time to time established by the Agent (in its reasonable discretion):

(a)
to reflect the full amount of any liabilities or amounts which may (by virtue of any Security Interest granted to any person other than the Finance Parties, the provisions of the Enterprise Act 2002, any other statutory provision or otherwise) rank equally with or in priority to the Security Interests granted to the Secured Parties under the

Finance Documents or to reflect any Security Interests intended to be created pursuant to the Finance Documents and which may be unavailable to the Secured Parties in the event of an insolvency;

(b)
to reflect the amounts believed by the Agent (acting reasonably) to be necessary to provide for possible inaccuracies in any report or in any information provided to the Agent in connection with this Agreement;

(c)
to reflect the amount determined by the Agent (acting reasonably and on the basis of professional advice) to be the cost of any remedial works which may be required under any environmental law relating to property charged to the Security Trustee to which any English Obligor is subject;

(d)	to reflect the amounts believed by the Agent to represent three months of all third party warehouse costs and similar liabilities;

(e)	in the amount of the Bank Product Reserves; and

(f)	a reserve of £700,000 (unless the Agent agrees otherwise).
Restricted Person means a person that is:

(a)	listed on, or owned or controlled by a person listed on any Sanctions List;

(b)
located in, incorporated under the laws of, or owned or controlled by, or acting on behalf of, a person located in or organised under the laws of a country or territory that is the target of country-wide Sanctions; or

(c)	otherwise a target of Sanctions.
Revolving Credit Facility means the revolving credit facility made available under this Agreement as described in clause 0.
Revolving Credit Limit means £7,000,000.
Sanctioned Entity means:

(a)	a country or a government of a country;

(b)	an agency of the government of a country;

(c)	an organization directly or indirectly controlled by a country or its government; or

(d)	a person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC;

Sanctioned Person means a person named on the list of Specially Designated Nationals maintained by OFAC.
Sanctions means any economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by: (i) the United States government; (ii) the United Nations; (iii) the European Union; (iv) the United Kingdom; or (v) the respective governmental institutions and agencies of any of the foregoing, including without limitation, OFAC, the United States Department of State, and Her Majesty’s Treasury (together Sanctions Authorities).
Secured Obligations means all present and future obligations and liabilities, whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever, of each Obligor to:

(a)	the Finance Parties under the Finance Documents and

(b)	each Bank Product Provider under any Bank Product Agreement.
Secured Parties means the Finance Parties and the Bank Product Providers.
Security Documents includes (i) the Debenture and (ii) any other document from time to time executed by any person by way of security for the obligations of any Obligor pursuant to this Agreement.
Security Interest means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person, or any arrangement having similar effect.
Sterling Equivalent means, in relation to any amount outstanding denominated or expressed in a currency other than sterling, the amount in sterling which can be purchased with such amount at the Exchange Rate on any relevant day.
Stock means each Borrower’s stock and inventory at any time.
Stock Limit means £4,500,000.
Stock Loan a loan made or to be made under the Revolving Credit Facility or the principal amount outstanding for the time being of that loan.
Stock Percentage means 60% of the Net Stock Value or, if less, 85% of the Net Recovery Percentage.
Subsidiary means a subsidiary within the meaning of section 1159 of the Companies Act 2006 (or its equivalent in any jurisdiction).
Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

Term means each period determined under this Agreement for which the Agent or any Lender is under a liability under or with respect to an L/C,
Total Availability means at any relevant time, (i) the Total Receivables Availability; PLUS (ii) the Total Stock Availability LESS (iii) the amount of the Reserves.
Total Commitments means the total amount of the Commitments, being £7,000,000 as at the date of this Agreement.
Total Receivables Availability means, at any time, the lesser of:

(a)	the aggregate of the Prepayments made and which could be made in respect of the Purchase Price of all of the Eligible Receivables, and

(b)	the Receivables Limit, at such time.
Total Stock Availability means, at any time, the lesser of:

(a)	the Stock Percentage of the Net Stock Value of Eligible Stock; and

(b)	the Stock Limit,
at such time.
Trade Creditors means the trade creditors of any English Obligor (whether or not they are members of the Group).
Transfer Certificate means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.
Transfer Date means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.
Treasury Transactions means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.
Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents.
Utilisation means a Prepayment, a Stock Loan or an L/C as the case may be.
Utilisation Date means the date of a Utilisation, being the date on which the relevant Stock Loan or Prepayment is made or the relevant L/C issued.

Utilisation Request means (as the context may require) a Purchase Request, a Cash Request, or an L/C Request.
VAT means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	any Finance Party and any Obligor shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	assets includes present and future properties, revenues and rights of every description;

(iii)	a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(iv)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)
guarantee means (other than in clause 19 (Guarantee and Indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(vi)	a Lender’s participation in relation to an L/C, shall be construed as a reference to the relevant amount that is or may be payable by a Lender in relation to that L/C;

(vii)
the words include(s), including and in particular shall be construed as being by way of illustration or emphasis only and shall not be construed as, nor shall they take effect as, limiting the generality of any preceding words;

(viii)
liabilities includes any obligation whether incurred as principal or as surety, whether or not in respect of indebtedness, whether present or future, actual or contingent and whether owed jointly or severally or in any other capacity;

(ix)	the words other and otherwise shall not be construed ejusdem generis with any preceding words where a wider construction is possible;

(x)
a person includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(xi)
a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(xii)
a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month but (i) if such numerically corresponding day is not a Business Day, then such period shall end on the preceding Business Day and (ii) if there is no numerically corresponding day, then such period shall end on the last Business Day in that month;

(xiii)	a Utilisation made or to be made to a Borrower includes an L/C issued on its behalf;

(xiv)	the singular includes the plural and vice versa;

(xv)	a provision of law is a reference to that provision as amended or re-enacted; and

(xvi)	a time of day is a reference to London time.

(b)	Clause and Schedule headings are for ease of reference only.

(c)	A Default (other than an Event of Default) is continuing if it has not been remedied or waived and an Event of Default is continuing if it has not been waived.

(d)
A Borrower providing cash cover for an L/C or other liability means a Borrower paying an amount in the currency of the liability to an interest-bearing account of the Agent, or (at the Agent’s option) an account of the Borrower acceptable to the Agent, and the following conditions being met:

(i)
until no amount is or may be outstanding under the L/C or other liability, withdrawals from the account may only be made to pay a Finance Party amounts due and payable to it under the Finance Documents in respect of that liability; and

(ii)	the Borrower has executed a security document over that account, in form and substance satisfactory to the Security Trustee, creating a first ranking fixed security interest over that account.
After the Agent is satisfied that no amount is or may be outstanding under that L/C or other liability, any remaining balance in the account shall be applied firstly in settlement of any other amounts then owing to the Finance Parties under the Finance Documents and then in repayment to the Borrower which provided such cash cover.

(e)	A Borrower repaying or prepaying an L/C or other contingent liability means:

(i)	that Borrower providing cash cover for that L/C or other contingent liability;

(ii)	the maximum amount payable under the L/C or other contingent liability being reduced or cancelled in accordance with its terms; or

(iii)	the L/C Issuer being satisfied that it has no further liability under that L/C or other contingent liability, and the amount by which an L/C or other contingent liability is repaid or prepaid under clauses 1.2(e)(i) and 1.2(e)(ii) is the amount of the relevant cash cover or reduction.

(f)	An amount borrowed includes any amount utilised by way of L/C.

(g)	An outstanding amount of an L/C at any time is the maximum amount that is or may be payable by the relevant Borrower in respect of that L/C at that time.

1.3	Third party rights

(a)
Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

1.4	Currency Equivalents

(a)
Where there is a reference in this Agreement to any amount, limit or threshold expressed in a currency other than sterling, in ascertaining whether or not that amount, limit or threshold has been attained, exceeded or achieved, an amount denominated in a currency other than sterling shall be taken into account at its Sterling Equivalent.

(b)	£, GBP and sterling denote the lawful currency of the United Kingdom.

1.5	Intra-group arrangements
Where, under the terms of this Agreement, any amount owing to the Lenders by one Obligor is in fact paid or repaid (wholly or in part) out of amounts which constitute the property of another Obligor, then (i) the first Obligor shall thereby become indebted to the second

Obligor in an amount equal to the amount so paid or repaid, (ii) the amount so owing shall, as between those Obligors, be repayable on demand (but without prejudice to any provision of this Agreement which prohibits such repayments) and (iii) no benefit or right under any of the Finance Documents shall pass to the second Obligor.

1.6	Cross-collateral
Each Obligor acknowledges that:

(a)	the obligations of each Obligor are fully cross-collateralised to the extent stated in Finance Documents; and

(b)	in consequence, moneys and assets owned by that Obligor may be applied in or towards the discharge of moneys owing under the Finance Documents by another Obligor.
2    The Revolving Credit Facility

2.1	The Revolving Credit Facility
Subject to the terms of this Agreement, and during the Availability Period, the Lenders make available to the Borrowers, a revolving credit facility (the Revolving Credit Facility) pursuant to which the Lenders will from time to time (i) (through the Agent) purchase Receivables from the Borrowers (ii) make Stock Loans to the Borrowers and (iii) issue or procure the issue of L/Cs for the account of the Borrowers.

2.2	Finance Parties’ rights and obligations

(c)
The obligations of each Finance Party under the Finance Documents are several and not joint. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(d)
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(e)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.3	Obligors’ Agent

(c)
Each Obligor (other than the Company) by its execution of this Agreement or an Accession Letter irrevocably appoints the Company to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(iv)
the Company on its behalf to supply all information concerning itself contemplated by the Finance Documents to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests), to execute on its behalf any Accession Letter, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(v)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Company, and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(d)
Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

3    Purpose

3.1	Purpose
Each Borrower shall apply all amounts borrowed or raised by it in respect of the Revolving Credit Facility:

(f)	to refinance in full its existing Financial Indebtedness with Barclays Bank PLC out of the proceeds of the first Utilisation; and

(g)	for its general corporate and working capital purposes.

3.2	Monitoring
No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement. A contravention of clause 3.1 (Purpose) shall not affect the obligations of the Obligors under the Finance Documents.
4    Conditions of Utilisation

4.1	Initial conditions precedent
No Borrower may deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent.

4.2	Further conditions precedent
The Lenders will only be obliged to comply with the terms of a Utilisation Request if on the date on which it is given and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the proposed Utilisation; and,

(b)	the Repeating Representations are true in all material respects with reference to the facts and circumstances then subsisting.
5    Utilisation

5.1	Delivery of a Utilisation Request
A Borrower may utilise the Revolving Credit Facility by delivery to the Agent of a duly completed Utilisation Request not later than 11.00 a.m. on the proposed Utilisation Date.

5.2	Completion of a Utilisation Request

(c)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to the Revolving Credit Facility;

(ii)	the Utilisation Request complies with the terms of clause 5.3 (Restrictions) and with all other relevant provisions of this Agreement;

(iii)	the Utilisation Request is expressed in a Permitted Currency and it otherwise complies with (and contains the information and enclosures required by) the applicable form of Utilisation Request; and

(iv)	in the case of a Utilisation Request for an L/C:

(A)	it identifies the Borrower of the L/C;

(B)	it identifies the Issuing Bank which has agreed to issue the L/C;

(C)	the form of L/C is attached;

(D)	the Expiry Date of the L/C falls on or before the Final Repayment Date;

(E)	the identity of the beneficiary of the UC is approved by the L/C Issuer and Agent.

(d)	Only one Utilisation may be requested in each Utilisation Request.

(e)
Each COMALA Request shall be deemed to be a Cash Request or a Purchase Request (as applicable) and each Borrower making such a COMALA Request shall be deemed to have given the confirmation in the final paragraph of the form of Cash Request or Purchase Request (as applicable) set out in Part 1 and Part 2 of Schedule 4 (Forms of Request).

5.3	Lenders’ obligations
if the conditions set out in this Agreement have been met

(a)	the relevant L/C Issuer shall issue the L/C requested in an L/C Request on the relevant Utilisation Date and the amount of each Lender’s participation in each L/C will be equal to its Pro Rata Share;

(b)
subject to the provisions of clause 5.4 (Settlement with respect to Stock Loans and Prepayments) each Lender shall comply with the terms of a duly completed Cash Request on the applicable Utilisation Date by making available its participation in the requested Utilisation through its Facility Office in accordance with the terms of this Agreement.

5.4	Settlement with respect to Stock Loans and Prepayments

(a)
Notwithstanding the other terms of this Agreement, the Agent and the Lenders agree (which agreement shall not be for the benefit of or enforceable by the Company or any Obligor) that, in order to facilitate the administration of this Agreement, the Agent may (in its sole discretion) elect to make available the amount of any validly delivered Cash Request to the relevant Borrower without first requiring the Lenders to provide their Pro Rata Share of the relevant Utilisation, in which circumstance:

(v)	each Lender shall participate in the relevant Utilisation in an amount equal to its Pro Rata Share;

(vi)	settlement of such Utilisations shall take place on a periodic basis on such date or dates as the Agent may specify by written notice to the Lenders;

(vii)
on receipt of any such notice, each Lender shall make an amount equal to its Pro Rata Share of the outstanding principal amount of the Stock Loans and Prepayments in respect of which settlement is requested available to the Agent in immediately available funds to such account of the Agent as the Agent may designate, not later than 1.00 p.m. on the proposed settlement date (provided such notice is received by the Lenders prior to 1.00 p.m. on the Business Day before the proposed settlement date);

(viii)	any such amount received by the Agent from any Lender after 1.00 p.m. on any day shall be deemed to have been received on the Business Day, following such receipt; and

(ix)
notwithstanding any other provision of this Agreement, the Lenders agree with the Agent that to the extent (and for the duration) that any Lender has not provided funding for its participation in any Utilisation to the Agent such Lender shall not be entitled to receive any interest paid by the Borrowers in respect of such unfunded participation and that the Agent shall be entitled to retain such interest for its own account.

6    Restrictions

6.1	Individual use
Each Borrower may utilise the Revolving Credit Facility to the extent of the Total Availability generated by its Eligible Receivables and Eligible Stock, but may on-lend the proceeds of a Utilisation to any other Borrower. If a Borrower utilises the Revolving Credit Facility in excess of the Total Availability generated by its Eligible Receivables and Eligible Stock then the provisions of clause 7.3(c) shall apply.

6.2	Overall Facility Limit
The aggregate amount of:

(c)	the Outstanding Prepayment Amounts;

(d)	all Stock Loans; and

(e)	all L/C Exposures; shall not at any time exceed the Revolving Credit Limit or the Total Availability.

6.3	Specific Facility Limits

(b)	The aggregate amount of all Stock Loans shall not at any time exceed the Stock Limit.

(c)	The Outstanding Prepayment Amounts shall not at any time exceed the Receivables Limit.

(d)	The aggregate amount of all L/C Exposures shall not at any time exceed the L/C Limit

6.4	Adjustments
The Agent may (after consultation with the Company) from time to time:

(a)	reduce the Prepayment Percentage, the Receivables Limit and/or the Total Receivables Availability to reflect the fact that the Dilution Rate has increased;

(b)
reduce the Total Stock Availability (or any component of it) to reflect (i) any reduction in the rate of turnover, quality, liquidation value or other matter affecting patterns of sale or (ii) any reduction in any applicable Availability Limit pursuant to any provision of this Agreement;

(c)	allocate the Reserves among the Borrowers in such proportions as the Agent may deem appropriate; and

(d)	establish, in relation to each Borrower, such sub-limits with respect to the Utilisation of the Revolving Credit Facility as the Agent may deem appropriate.

6.5	Prohibition on Utilisations
No Utilisation may be made if it would cause any of the limits referred to in the foregoing provisions of this clause 5.3 (Restrictions) to be exceeded.

6.6	Deemed Utilisations

(a)
If the Agent or any Lender makes any payment pursuant to or in respect of any L/C then the English Obligor for whose account such payment was made shall be deemed on the date of such payment to have received the proceeds of a Cash Request and the other provisions of this Agreement (as to commission, interest, repayment and otherwise) shall apply to such Utilisation accordingly.

(b)	The Agent and the relevant Lender may give effect to the provisions of this clause 6.6 even though this may cause any of the limits referred to in this clause 5.3 (Restrictions) to be exceeded.

6.7	Availability Limits
The Total Stock Availability shall at no time exceed 175% of the Total Receivables Availability.
7    Receivables Purchase

7.1	Sale of Receivables

(f)
Each Borrower sells and assigns to the Agent with full title guarantee each of its Receivables existing on the first Utilisation Date and each Receivable created thereafter. Each Receivable created after the first Utilisation Date shall vest absolutely in the Agent automatically upon its creation and the Agent agrees to hold all such Receivables on trust for the Lenders in accordance with each Lenders Pro Rata Share.

(g)
Each offer made by the Borrower to sell Receivables to the Agent made pursuant to (a) above shall be deemed to be accepted by the Agent upon receipt of the first Purchase Request from the Borrower concerned.

(h)
Acceptance of an offer of Receivables in accordance with (b) above shall (without further act or document) suffice to constitute the assignment of all of the relevant Borrower’s present and future Receivables in favour of the Agent.

(i)
The Company shall deliver to the Lender duly completed Purchase Requests via the COMALA System by no later than the fifth Business Day of each month (or more often if requested to do so by the Agent) in order to enable the Agent to monitor the Receivables which have been sold to it pursuant to (a) above.

(j)	Payment of any Prepayment shall be made by the Agent against delivery of a Cash Request and in accordance with and subject to the provisions of clause 7.3 (Order of Application).

(k)
The Borrowers acknowledge that payments made by the account debtors will flow through the Blocked Accounts and that they will receive credit for, or payment in respect of, such Receivables in the manner and to the extent set out in clause 10.2 (Application).

7.2	Determination of Prepayment Amount
The Agent shall determine the amount of all Prepayments for the Receivables specified in a Purchase Request and will (upon request) advise the relevant Borrower of such determination.

7.3	Order of Application

(e)
Any amounts paid by the Lenders pursuant to a Cash Request shall be deemed to be applied (firstly) in the payment of any outstanding and unpaid Prepayment and (secondly) in the drawing of a Stock Loan.

(f)
Each Lenders obligation to fund the payment of the Prepayment of any Receivable (or any unpaid portion of it) shall terminate on the earlier of (i) the Actual Date of Payment and (ii) the Maturity Date.

(g)
To the extent to which any moneys paid by a Finance Party to a Borrower (the Debtor Company) represent payment (in whole or in part) of the Purchase Price in relation to the Purchased Receivables of another English Obligor or the making of a Loan to a Borrower in relation to the collateral provided by another English Obligor (the Creditor Company) then (without double counting with the provisions of clause 6.6 (Deemed Utilisations)) the Creditor Company shall be deemed to have made an on-demand loan (an Intercompany Loan) to the Debtor Company in an amount equal to the amount of such payment by the Finance Parties.

8    Provisions Concerning L/Cs

8.1	Restrictions

(e)	No L/C Request may be delivered unless the form and content of the requested L/C has been approved by the Agent and the relevant L/C Issuer.

(f)	No L/C Issuer shall issue an L/C if such issuance would breach:

(i)	any law or regulation; or

(ii)	the policies of such L/C Issuer.

8.2	Immediately payable
If an L/C or any amount outstanding under an L/C becomes immediately payable under this Agreement, the Borrower that requested the issue of that L/C shall repay or prepay that amount immediately.

8.3	Payment of L/Cs against demand

(a)
A Borrower which requests an L/C Issuer to issue or to arrange the issue of an L/C acknowledges that the L/C Issuer may at its option arrange for the issue of such L/C through another institution selected by it and, in that event

(i)	such Borrower authorises the L/C Issuer to provide such counter-indemnities and other undertakings as the issuing institution may require; and

(ii)
the indemnities and other protections granted to the L/C Issuer pursuant to this clause 8 (Provisions Concerning L/Cs) shall apply equally to the counter-indemnities and other undertakings so given by the L/C Issuer to the issuing institution.

(b)
Each Borrower irrevocably and unconditionally authorises each L/C Issuer to pay any claim made or purported to be made under an L/C requested by it and which appears on its face to be in order (a claim).

(c)	Each Borrower which requested an L/C shall immediately pay to the relevant L/C Issuer an amount equal to the amount of any claim.

(d)	Each Borrower acknowledges that:

(iii)	an L/C Issuer is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim;

(iv)	each L/C Issuer deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person; and

(v)
it will be bound by any action taken by the L/C Issuer in good faith in relation to any L/C requested by it (including any decision to amend or extend the L/C or any interpretation of the terms of effect of any L/C).

(e)	The obligations of a Borrower under this clause 8 (Provisions Concerning L/Cs) will not be affected by:.

(i)	the sufficiency, accuracy or genuineness of any claim or any other document;

(ii)	any incapacity of, or limitation on the powers of, any person signing a claim or other document; or

(iii)	any other matters or things which (but for this provision) might otherwise have the effect of diminishing or extinguishing a Borrower’s liability under this clause 8 (Provisions Concerning L/Cs).

8.4	Indemnities

(c)	Each Borrower shall immediately on demand indemnify each L/C Issuer against any cost, loss or liability incurred by that L/C Issuer in connection with any L/C requested by that Borrower.

(d)
Each Lender shall (according to its Pro Rata Share) immediately on demand indemnify the relevant L/C Issuer against any cost, loss or liability incurred by that L/C Issuer (otherwise than by reason of the relevant L/C Issuer’s gross negligence or wilful misconduct) in acting as the L/C Issuer under any L/C (unless the L/C Issuer has been reimbursed by an Obligor pursuant to a Finance Document).

(e)	The Borrower which requested an L/C shall immediately on demand reimburse any Lender for any payment it makes to an L/C Issuer under this clause 8.4 (Indemnities) in respect of that L/C.

(f)
The obligations of each Lender or Borrower under this clause are continuing obligations and will extend to the ultimate balance of sums payable by that Lender or Borrower in respect of any L/C, regardless of any intermediate payment or discharge in whole or in part

(g)
The obligations of any Lender or Borrower under this clause will not be affected by any act, omission, matter or thing which, but for this clause, would reduce, release or prejudice any of its obligations under this clause (without limitation and whether or not known to it or any other person) including:

(i)	any time, waiver or consent granted to, or composition with, any English Obligor, any beneficiary under an L/C or any other person;

(ii)	the release of any other English Obligor or any other person under the terms of any composition or arrangement with any creditor or any English Obligor;

(iii)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any English Obligor, any beneficiary under an L/C or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an English Obligor, any beneficiary under an L/C or any other person;

(v)	any amendment (however fundamental) or replacement of a Finance Document, any L/C or any other document or security;

(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any L/C or any other document or security; or

(vii)	any insolvency or similar proceedings.

(h)	No English Obligor will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this clause 8 (Provisions concerning L/Cs).

8.5	Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover

(a)
If, at any time, a Lender is a Non-Acceptable L/C Lender, an L/C Issuer may, by notice to that Lender, request that Lender to pay and that Lender shalt pay, on or prior to the date falling three Business Days after the request by the relevant L/C Issuer, an amount equal to that Lender’s participation in:

(i)	the outstanding amount of any L/C issued by that L/C Issuer; or

(ii)	in the case of a proposed L/C, the amount of that proposed L/C, and in the currency of that L/C to an interest-bearing account held in the name of that Lender with the L/C Issuer.

(b)	The Non-Acceptable L/C Lender to whom a request has been made in accordance with paragraph (a) above shall enter into a security document or other form of collateral arrangement over the account, in form and substance satisfactory to the L/C Issuer, as collateral for any amounts due and payable under this Agreement by that Lender to the L/C Issuer in respect of that L/C.

(c)
Subject to paragraph (f) below, withdrawals from such an account may only be made to pay the L/C Issuer amounts due and payable to it under this Agreement by the Non-Acceptable L/C Lender in respect of that L/C until no amount is or may be outstanding under that L/C.

(d)	Each Lender shall notify the Agent and the Company:

(i)	on the date of this Agreement or on any later date on which it becomes such a Lender in accordance with clause 25 (Change to the Lenders) whether it is a Non-Acceptable L/C Lender; and

(ii)	as soon as practicable upon becoming aware of the same, that it has become a Non-Acceptable L/C Lender, and an indication in Schedule 1 (The Original Parties) or in a Transfer Certificate to that effect will constitute a notice under paragraph (i) above to the Agent and, upon delivery in accordance with clause 25.6 (Copy of Transfer Certificate to Company), to the Company.

(e)
Any notice received by the Agent pursuant to paragraph (d) above shall constitute notice to the L/C issuer of that Lender’s status and the Agent shall, upon receiving each such notice, promptly notify the L/C Issuer of that Lender’s status as specified in that notice.

(f)
Notwithstanding paragraph (c) above, a Lender which has provided cash collateral in accordance with this clause 8.5 (Cash collateral by Non Acceptable L/C Lender and Borrower’s option to provide cash cover) may, by notice to the relevant L/C Issuer, request that an amount equal to the amount provided by it as collateral in respect of the relevant L/C (together with any accrued interest) be returned to it:

(viii)	to the extent that such cash collateral has not been applied in satisfaction of any amount due and payable under this Agreement by that Lender to the L/C Issuer in respect of the relevant L/C;

(ix)	if:

(A)	it ceases to be a Non-Acceptable L/C Lender; or

(B)	its obligations in respect of the relevant L/C are transferred to a New Lender in accordance with the terms of this Agreement; and

(x)	if no amount is due and payable by that Lender in respect of a L/C,

and the L/C Issuer shall pay that amount to the Lender within three Business Days of that Lender’s request (and shall cooperate with the Lender in order to procure that the relevant security or collateral arrangement is released and discharged).

(g)
To the extent that a Non-Acceptable L/C Lender fails to provide cash collateral (or notifies the L/C Issuer that it will not provide cash collateral) in accordance with this clause 8.5 in respect of a proposed L/C, the L/C Issuer shall promptly notify the Company (with a copy to the Agent) and the Borrower of that proposed L/C may, at any time before the proposed Utilisation Date of that L/C, provide cash cover to an account with the L/C Issuer in an amount equal to that Lender’s participation in that proposed L/C.

8.6	Requirement for cash cover from Borrower
If:

(a)
a Non-Acceptable UC Lender fails to provide cash collateral (or notifies the L/C Issuer that it will not provide cash collateral) in accordance with clause 8.5 (Cash collateral by Non Acceptable L/C Lender and Borrower’s option to provide cash cover) in respect of a L/C that has been issued;

(b)
the L/C Issuer notifies the Company (with a copy to the Agent) that it requires the Borrower of the relevant L/C to provide cash cover to an account with the L/C Issuer in an amount equal to that Lender’s L/C participation in the outstanding amount of that L/C; and

(c)	that Borrower has not already provided such cash cover which is continuing to stand as collateral, then that Borrower shall provide such cash cover within three Business Days of the notice referred to in paragraph (b) above.

8.7	Pledge
All Goods and Documents are hereby and shelf upon despatch from the supplier of any Goods be deemed to be pledged by the relevant Borrower to the Security Trustee on behalf of the Finance Parties and the Goods and the proceeds of all insurances in relation to them and all sales of them and all of the relevant Borrower’s rights as unpaid seller of them shall be a continuing security for the payment and discharge in full of all of the obligations of the relevant Borrower under the Finance Documents.

8.8	Perfection of pledge
The Security Trustee shall be entitled at its option to obtain possession of the Goods in order to perfect the pledge made by clause 8.7 (Pledge). The relevant Borrower assigns to the Security Trustee its right, title and interest in and to the Documents and all claims and rights arising from them and the relevant Borrower irrevocably and unconditionally authorises the

Security Trustee to sign all documents and do all such other things as may be necessary to obtain possession of and to realise the Goods, and to apply the proceeds in reduction of amounts owing under this Agreement.

8.9	Trust receipts
The Goods and the Documents shall only be released to the relevant Borrower by the Security Trustee against receipt by the Security Trustee of a duly executed trust receipt from the relevant Borrower in the Security Trustee’s standard form at the time or (failing such execution) shall be deemed to be subject to a trust receipt in such form.

8.10	Separation
Each Borrower undertakes to keep the Documents and the Goods separate and distinct from any other bills of lading, documents of title or goods.
9    Receivables Agency and General Cure Rights

9.1	Agency
The Agent appoints the seller of a Receivable as its agent to collect and enforce Receivables.

9.2	Cure Rights
Without prejudice to the Finance Parties’ remedies upon the occurrence of an Event of Default, the Agent (acting in the name of the relevant English Obligor and, save in respect of Receivables, on behalf of that English Obligor) may, at its option and upon notice to the Company to that effect

(f)
cure any default by any English Obligor under any agreement with respect to a Receivable or under any other agreement with a third party as the Agent may consider necessary to facilitate the collection of Receivables or to facilitate access to any security under any of the Security Documents;

(g)
make any payment, reach any settlement or compromise, issue, make or pay any bond, appeal any judgment against an English Obligor or take any other action it may deem necessary to prevent any repossession, seizure, execution, attachment or similar process against any plant, machinery or other asset of an English Obligor which might impair the security (or the enforcement of any security) granted to the Security Trustee under any Security Document; and/or

(h)	discharge any Taxes and any other Security Interests from time to time subsisting with respect to any asset of any English Obligor.
10    Repayment

10.1	Receivables

(i)
If the Agent determines that it has not received (in accordance with clause 10.7 (Collection of Receivables)) full payment in respect of a Purchased Receivable on the applicable Maturity Date, then the Agent may exercise Recourse in respect of that Receivable and the relevant Borrower shall on demand pay to the Agent an amount equal to the Outstanding Prepayment Amount in respect of such Purchased Receivable.

(j)
Nothing in clause 10.1(a) shall prevent the Finance Parties from pursuing payment in respect of the relevant Purchased Receivable from the account debtor or from receiving payment of such Purchased Receivable to the credit of a Blocked Account. Each English Obligor shall render such assistance as the Agent may reasonably require for that purpose.

(k)
The Agent may deduct from payments in respect of Purchased Receivables made by account debtors or any of the English Obligors into a Blocked Account the then Outstanding Prepayment Amounts in respect of such Purchased Receivables. Any balance remaining after such deduction shall be applied in accordance with clause 10.2 (Application).

10.2	Application
Subject to the other provisions of this Agreement, all amounts standing to the credit of the Blocked Accounts shall be applied in the following order:

(i)	in or towards payment of any Outstanding Prepayment Amounts;

(j)	in repayment of the outstanding principal amount of any Stock Loans;

(k)	in payment of any fees, costs and expenses due from any Obligor to the Agent, the Arranger, the Security Trustee or any Lender under any Finance Document;

(l)
in payment of (i) all interest due on any Stock Loans made or deemed to be made under this Agreement and (ii) all Purchase Commission outstanding or falling due for payment on the last Business Day of the then current month;

(m)	in or towards payment of any other amounts owing by any Obligor under any Finance Document; and

(n)
(by way of refund of amounts paid by account debtors in respect of Receivables and which remain due to the relevant Borrower following the application of clauses 10.1(a) to 10.2(e) above), in payment to the relevant Borrower by credit to such Other Account as it may specify.

10.3	Revision of Order of Application

(h)	If an Event of Default is continuing, clause 10.2 (Application) shall not apply and all amounts standing to the credit of a Blocked Account shall be applied to the liabilities of the Obligors under the Finance Documents in such order and manner as the Agent may determine.

(i)
If any amount standing to the credit of one Borrower’s Blocked Account is applied in discharge of the liabilities of another Obligor, then such Obligor shall become indebted to the relevant Borrower on the basis set out in clause 7.3 (Order of Application) with necessary adaptations.

10.4	Currencies
Where (i) any amount is held or is to be applied by the Agent in reduction of amounts owing under this Agreement and (ii) the relevant amounts are denominated in different currencies, the Agent may apply the amounts so held or to be applied in the purchase of the latter currency at such rate (including commissions) as the Agent (acting reasonably) may deem to be appropriate. Alternatively, the Agent may hold those funds pending receipt of the Company’s instructions.

10.5	Repayments and Facility Limits
If at any time and for any reason (whether by reason of any Receivables ceasing to be Eligible Receivables, any Stock ceasing to be Eligible Stock, by reason of any fluctuation in the rate of exchange of any currency as against sterling, whether affecting the Sterling Equivalent of any outstanding Utilisations, the Sterling Equivalent value of any Receivable or of any Stock or otherwise howsoever) any outstanding Utilisations cause any Availability Limit to be exceeded, then the Company will immediately repay or procure the repayment of such amounts (together with accrued interest on such amounts) as may be necessary to remedy the position. If necessary for that purpose, the Company shall also provide or procure the provision of cash cover to the Agent in respect of any Outstanding Prepayment Amounts and/or any contingent obligations assumed by any Finance Party pursuant to this Agreement.

10.6	Final Repayment
On the Final Repayment Date, the Company will pay (or procure payment) to the Agent;

(a)	in full all outstanding amounts and unpaid liabilities under the Finance Documents (whether by way of principal, interest, commission, fees, costs, expenses or otherwise); and

(b)
such amount as is necessary to provide full cash cover for any Outstanding Prepayment Amounts and any outstanding obligations (contingent or otherwise) assumed by any Finance Party pursuant to the terms of this Agreement.

10.7	Collection of Receivables
With respect to the collection of Receivables, each English Obligor undertakes with the Agent and the Lenders as follows:

(a)
it will collect and hold the proceeds of such Receivables as agent and trustee for the Agent and immediately pay all amounts so received into a Blocked Account (but pending such payment will not commingle such amounts with any other funds);

(b)
if any account debtor makes a payment into any account which is not a Blocked Account, it will immediately (i) transfer the relevant amounts to a Blocked Account and (ii) direct the relevant account debtor to make future payments to a Blocked Account

(c)
to the extent to which the Agent does not obtain title to any Purchased Receivable, it will hold such Receivable on trust for the Agent and deal with it in accordance with the other provisions of this clause 10.7;

(d)
it will not grant any credit, discount or similar allowance in respect of any Receivable except in the ordinary course of business in accordance with its normal policies or with the Agents consent; and

(e)	it will indemnify the Finance Parties on demand against any liability incurred to any bank or person involved in the operation of a Blocked Account.

10.8	Business Days
If any payment under any Finance Document would otherwise be due on a day which is not a Business Day, it will be due on the next Business Day or (if that Business Day falls in the following month) on the preceding Business Day.

10.9	Calculation
All interest, commitment fee and Purchase Commission under this Agreement shall be calculated on the basis of actual days elapsed and a 365 day year (in the case of sterling or a 360 day year (in any other case). For the purposes of calculating interest and Purchase Commission, any repayment received in respect of the Revolving Credit Facility shall be credited to such facility three Business Days following receipt by the Agent.
11    Cancellation and Prepayment

11.1	Illegality
If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Utilisation:

(o)	that Lender, shall promptly notify the Agent upon becoming aware of that event;

(p)	upon the Agent notifying the Company, the Commitment of that Lender will be immediately cancelled; and

(q)
each Borrower shall repay that Lender’s participation in the Utilisations made to that Borrower on the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

11.2	Change of Control
If a Change of Control occurs:

(j)	the Company shall promptly notify the Agent upon becoming aware of that event;

(k)	the Lenders shall not be obliged to fund a Utilisation;

(l)	the Agent (acting on the instructions of the Majority Lenders) may by notice to the Company, cancel the Revolving Credit Facility and the Company shall pay (or procure payment) to the Agent:

(i)	in full all outstanding amounts and unpaid liabilities under the Finance Documents (whether by way of principal, interest, commission, fees, costs, expenses or otherwise); and

(ii)
such amount as is necessary to provide full cash collateral for any Outstanding Prepayment Amount and any outstanding obligations (contingent or otherwise) assumed by any Finance Party pursuant to the terms of this Agreement.

11.3	Voluntary cancellation
The Company may, if it gives the Agent not less than 10 Business Days’ prior notice, cancel the whole or any part of the Revolving Credit Facility whereupon such facility shall be cancelled to the extent stated in such notice. No cancellation notice may be given in respect of amounts represented by outstanding Utilisations.

11.4	Voluntary prepayments/repayments — Revolving Credit Facility
Without prejudice to its obligations under clause 10 (Repayment), a Borrower may at any time prepay or repay (as applicable) the whole or any part of its outstanding Utilisations under the Revolving Credit Facility by payment of moneys into a Blocked Account for application in accordance with clause 10.2 (Application).

11.5	Cancellation Fee
If:

(c)
the whole or any part of the Revolving Credit Facility is cancelled as a result of a notice given by the Agent under clause 11.2 (Change of Control) or the Company under Clause 11.3 (Voluntary cancellation); or

(d)	a Stock Loan or any cash cover is declared to be immediately due and payable under clause 24 (Events of Default), then and in each such case the Company shall pay to the Agent (for the account of the Lenders in accordance with their Pro Rata Share) on the effective date of such cancellation or declaration a cancellation fee payable by way of liquidated damages as a genuine pre-estimate of the loss and/or costs to the Finance Parties of such event calculated as a percentage of:

(i)	the amount of the Revolving Credit Facility cancelled, in the case of a voluntary cancellation under clause 11.3 (Voluntary cancellation); or

(ii)	the Revolving Credit Limit, in the case of cancellation under clause 11.2 (Change of Control), as follows:

(1) Date of cancellation/declaration	(2) Applicable Percentage
On or prior to the first anniversary of the date of this Agreement	2%
Any time from the day after the first anniversary of the date of this Agreement until the day before second anniversary of the date of this Agreement	1%
On or after the second anniversary of the date of this Agreement	zero

11.6	Right of Prepayment and Cancellation in relation to a single Lender

(f)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under clause 14.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Company under clause 14.3 (Tax indemnity) or clause 15.1 (Increased costs);

(iii)
then in each case the Company may, whilst the circumstances giving rise to the requirement or indemnification continue, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Utilisations.

(g)	On receipt of a notice referred to in clause 11.6(a), the Commitment of that Lender shall thereupon be reduced to zero.

(h)
On the last day of last Business Day of the month during which the Company has given notice under clause 11.6(a) (or, if earlier, the dates specified by the Company in that notice), each Borrower to which a Utilisation is outstanding shall repay that Lender’s participation in that Utilisation.

11.7	Right of cancellation in relation to a Defaulting Lender

(a)
If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Agent continues to be a Defaulting Lender, give the Agent three Business Days’ notice of cancellation of the Commitment of that Lender.

(b)	On the day the notice referred to in clause 11.7(a) becomes effective, the Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)	The Agent shall notify all the Lenders as soon as practicable after receipt of a notice referred to in clause 11.7(a), notify all the Lenders.

11.8	Restrictions and conditions

(a)
Any notice of cancellation or prepayment given pursuant to this clause 11 (Cancellation and Prepayment) shall be irrevocable and, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any repayment or prepayment under this Agreement shall be made together with accrued interest, Purchase Commission, and any other amounts owing in respect of the amount repaid or prepaid.

(c)	The Borrowers shall not repay, prepay or cancel the Revolving Credit Facility or any part of it except at the times and in the manner expressly provided for in this Agreement.

(d)	No amount of the Revolving Credit Facility which is cancelled under this Agreement may subsequently be reinstated.

(e)	Upon the cancellation (in whole or in part) of the Revolving Credit Facility:

(i)	the Revolving Credit Limit and the Total Commitments shall be reduced by the amount of the facility so cancelled; and

(ii)	each Lender’s Commitment shall be reduced pro rata.

(f)	If the Agent receives a notice under this clause 11 (Cancellation and Prepayment) it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.
12    Interest and Purchase Commission

12.1	Calculation of interest and Purchase Commission

The rate of interest on each Stock Loan and the rate of Purchase Commission payable in respect of the Outstanding Prepayment Amounts for each Purchased Receivable shall be the percentage rate per annum which is the aggregate of:

(m)	the applicable Margin; and

(n)	LIBOR.

12.2	Payment of interest and Purchase Commission

(d)	Each Borrower to which a Stock Loan has been made shall pay accrued interest on that Stock Loan on the last Business Day of each month.

(e)
Each Borrower which has sold a Receivable to the Agent shall on the last Business Day of each month pay accrued Purchase Commission with respect to the Outstanding Prepayment Amounts paid to that Borrower calculated from the date on which each Prepayment Amount was paid in response to the applicable Cash Request until the Actual Date of Payment.

12.3	Default interest
If an Event of Default has occurred and so long as the same is continuing, interest or Purchase Commission (as the case may be) shall accrue on all amounts owing under the Finance Documents at a rate which is 3% higher than the rate ascertained pursuant to clause 12.1 (Calculation of interest and Purchase Commission). Any interest or Purchase Commission accruing under this clause 12.3 shall be payable on demand and may be compounded on such basis as the Agent deems appropriate.

12.4	Notification of rates of interest and Purchase Commission
The Agent shall promptly notify the Lenders and the relevant Borrower of the determination of any rate of interest or Purchase Commission under this Agreement.
13    Fees

13.1	Commitment fee

(f)	The Company shall pay to the Agent (for the account of the Lenders) a fee computed at the rate of 0.60 % per annum of the daily undrawn/unutilised amount of the Facility Limit.

(g)
The accrued commitment fee is payable on the last day of each calendar month which ends during the relevant Availability Period, on the last day of the Availability Period and, if cancelled in full, on the effective date of such cancellation.

(h)	undrawn/unutilised participation of that Lender for any day on which that Lender is a No commitment fee is payable to the Agent (for the account of a Lender) in respect of the Defaulting Lender.

13.2	Arrangement fee
The Company shall, or shall procure that the Borrowers shall, pay to the Arranger an arrangement fee of £105,000 (the Arrangement Fee). The Arrangement Fee is due on the date of this Agreement. The Company shall pay the Arrangement Fee in two equal instalments on the date of this Agreement and on the date which is 6 months after the date of this Agreement.

13.3	Monitoring and Agency fees
The Company shall, or shall procure that the Borrowers shall, pay to the Agent (for its own account) a monitoring and agency fee of £2,000 on the date of this Agreement and on each of the dates falling at monthly intervals after that date until the Final Repayment Date,

13.4	L/C Fee
Each Borrower shall pay to the Agent (for the account of the Lenders) a fee equal to the Margin on the face amount of each L/C issued at the request of that Borrower in respect of the period from the date of issue until the expiry of such L/C. Such fee shall be paid monthly in arrears and on the Expiry Date of such L/C.
14    Tax Gross-Up and Set Off

14.1	Definitions
In this Agreement:
Protected Party means a Finance Party which is or shall be subject to any liability, or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document or a Purchased Receivable.
Qualifying Lender means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(a)	a Lender:

(iv)
which is bank (as defined for the purpose of section 879 of the ITA) making an advance under a Finance Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payment apart from section 18 of the CTA; or

(v)
in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(b)	a Lender which is:

(iii)	a company resident in the United Kingdom for United Kingdom tax purposes;

(iv)	a partnership each member of which is:

(A)	a company so resident in the United Kingdom for United Kingdom tax purposes; or

(B)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which is required to bring into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(v)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

(c)	a Treaty Lender; or

(d)	a building society (as defined for the purposes of section 880 of the ITA).
Tax Confirmation means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(e)	a company resident in the United Kingdom for United Kingdom tax purposes; or

(f)	a partnership each member of which is:

(i)	a company resident in the United Kingdom; or

(ii)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(g)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

Tax Credit means a credit against, relief or remission for, or repayment of any Tax.
Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document other than a FATCA Deduction.
Tax Payment means either the increase in a payment made by an Obligor to a Finance Party under clause 14.2 (Tax gross-up) or a payment under clause 14.3 (Tax indemnity).
Treaty Lender means a Lender which:

(h)	is treated as a resident of a Treaty State for the purposes of the relevant Treaty; and

(i)	does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Utilisation is effectively connected.
Treaty State means a jurisdiction having a double taxation agreement (a Treaty) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.
UK Non-Bank Lender means:

(j)	Burdale Financial Limited; and

(k)	where a Lender becomes a Party after the day on which this Agreement is entered into, a Lender which gives a Tax Confirmation in the Transfer Certificate which it executes on becoming a Party.
Unless a contrary indication appears, in this clause 14 (Tax Gross-Up and Set Off) a reference to determines or determined means a determination made in the absolute discretion of the person making the determination.

14.2	Tax gross-up

(e)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(f)
The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall promptly notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall promptly notify the Company and that Obligor.

(g)
If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(h)
An Obligor is not required to make an increased payment to a Lender under clause 14.2(c) above for a Tax Deduction in respect of Tax imposed by the United Kingdom from a payment of interest on a Stock Loan, if on the date on which the payment falls due:

(iii)
the payment could have been made to the relevant Lender without a Tax Deduction if the Agent had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or published concession of any relevant taxing authority; or

(iv)	the relevant Lender is a Qualifying Lender solely by virtue of sub-paragraph (b) of the definition of Qualifying Lender and:

(C)
an officer of HM Revenue and Customs has given (and not revoked) a direction (a Direction) under section 931 of the ITA which relates to the payment and that Lender has received from the Obligor making the payment or from the Company a certified copy of that Direction; and

(D)	the payment could have been made to the Agent without any Tax Deduction if that Direction had not been made; or

(v)	the relevant Lender is a Qualifying Lender solely by virtue of sub-paragraph (b) of the definition of Qualifying Lender and:

(A)	the relevant Lender has not given a Tax Confirmation to the Company; and

(B)
the payment could have been made to the relevant Lender without any Tax Deduction if such Lender had given a Tax Confirmation to the Company, on the basis that the Tax Confirmation would have enabled the Company to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA; or

(vi)
the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the relevant Lender without the Tax Deduction had such Lender complied with its obligations under clause 14.2(g) below.

(i)
If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(j)
Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid or accounted for to the relevant taxing authority.

(k)
Subject to clause 14.2(h), a Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

(l)	Nothing in clause 14.2(g) above shall require a Treaty Lender to:

(i)	register under the HMRC DT Treaty Passport scheme;

(ii)	apply the HMRC DT Treaty Passport scheme to any Utilisation if it has so registered; or

(iii)
file Treaty forms if it has included an indication to the effect that it wishes the HMRC DT Treaty Passport Scheme to apply to this Agreement in accordance with clause 14.6(a) and the Obligor making that payment has not complied with its obligations under clause 14.6(b).

(m)	A UK Non-Bank Lender which becomes a Party on the day on which this Agreement is entered into gives a Tax Confirmation to the Company by entering into this Agreement.

(n)	A UK Non-Bank Lender shall promptly notify the Company and the Agent if there is any change in the position from that set out in the Tax Confirmation.

14.3	Tax indemnity

(i)
The Company shall, or shall procure that a Borrower shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document or the transactions occurring under such Finance Document.

(j)	Clause 14.3(a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(E)
under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(F)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction, to the extent that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost

(C)	is compensated for by an increased payment under clause 14.2 (Tax gross-up); or

(D)	would have been compensated for by an increased payment under clause 14.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in clause 14.2(d) applied; or

(E)	relates to a FATCA Deduction required to be made by a Party.

(k)
A Protected Party making, or intending to make a claim under clause 14.3(a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

(l)	A Protected Party shall, on receiving a payment from an Obligor under this clause 14.3 (Tax indemnity), notify the Agent.

14.4	Tax Credit
If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(d)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(e)	that Finance Party has obtained, utilised and retained that Tax Credit, the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

14.5	Lender Status Confirmation

(g)
Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the Transfer Certificate which it executes on becoming a Party, and for the benefit of the Agent and without liability to any Obligor, which of the following categories it falls in:

(i)	not a Qualifying Lender;

(ii)	a Qualifying Lender (other than a Treaty Lender); or

(iii)	a Treaty Lender.

(h)
If a New Lender fails to indicate its status in accordance with this clause 14.5 then such New Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Company). For the avoidance of doubt, a Transfer Certificate shall not be invalidated by any failure of a Lender to comply with this clause 14.5.

14.6	HMRC DT Treaty Passport scheme confirmation

(a)
A New Lender that is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall include an indication to that effect (for the benefit of the Agent and without liability to any Obligor) in the Transfer Certificate which it executes by including its scheme reference number and its jurisdiction of tax residence in that Transfer Certificate.

(b)	Where a New Lender includes the indication described in clause 14.6(a) above in the relevant Transfer Certificate:

(i)
each Borrower which is a Party as a Borrower as at the relevant Transfer Date shall file a duly completed form DTTP2 in respect of such Lender with HM Revenue & Customs within 30 days of that Transfer Date and shall promptly provide the Agent with a copy of that filing; and

(ii)
each Additional Borrower which becomes an Additional Borrower after the relevant Transfer Date shall file a duly completed form DTTP2 in respect of such Lender with HM Revenue & Customs within 30 days of becoming an Additional Borrower and shall promptly provide the Agent with a copy of that filing.

14.7	Stamp taxes
The Company shall, or shall procure that a Borrower shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that any

Finance Party incurs in relation to all stamp duty, stamp duty land tax, registration and other similar Taxes payable in respect of any Finance Document (including such taxes or duties payable in order to register or enforce any Finance Document) or the transactions occurring under any of them.

14.8	Value added tax

(a)
All amounts set out, or expressed in a Finance Document to be payable by any Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies and accordingly, subject to clause 14.8(b), if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)
If VAT is or becomes chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Finance Document, and any Party other than the Recipient (the Relevant Party) is required by the terms of any Finance. Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(vii)
(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(viii)
(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)
Where any Party is required by any of the Finance Documents to reimburse or indemnify a Finance Party in respect of any cost or expense, that Party shall at the same time reimburse or indemnify (as the case may be) the Finance Party against any VAT incurred by the Finance Party in respect of the cost or expense, save to the extent that the Finance Party reasonably determines that it is entitled to any credit or repayment from the relevant tax authority in respect of that VAT.

(d)
Any reference in this clause 14.8 to any Party shall, at any time when that Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of that group at that time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994 or its equivalent under any similar legislation).

(e)
In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

14.9	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(ix)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(x)
supply to that other Party such forms, documentation and other information relating to its status under FATCA (including its applicable “passthru payment percentage” or other information required under the US Treasury Regulations or other official guidance including intergovernmental agreements) as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA.

(b)
If a Party confirms to another Party pursuant to clause 14.9(a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything which would or might in its reasonable opinion constitute a breach of:

(iv)	any law or regulation;

(v)	any fiduciary duty; or

(vi)	any duty of confidentiality.

(d)
If a Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then:

(iii)	if that Party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such Party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party; and

(iv)
if that Party failed to confirm its applicable “passthru payment percentage” then such Party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable “passthru payment percentage” is 100%, until (in each case) such time as the Party in question provides the requested confirmation, forms, documentation or other information.

14.10	FATCA Deduction

(a)
Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)
Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Company, the Agent and the other Finance Parties.

15    Increased Costs

15.1	Increased costs

(o)
Subject to clause 15.3 (Exceptions) the Company shall, or shall procure that a Borrower shall, within three Business Days of a demand by the Agent, pay to the Agent for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement

(p)	In this Agreement Increased Costs means:

(i)	a reduction in the rate of return from the Revolving Credit Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to a Finance Party having entered into this Agreement or funding or performing its obligations under any Finance Document,

15.2	Increased cost claims

(m)
To make a claim pursuant to clause 15.1 (Increased costs) the relevant Finance Party shall notify the Agent by furnishing reasonable details of the events giving rise to the claim, following which the Agent shall promptly notify the Company.

(n)
Each Finance Party shall, as soon as practicable after a demand by the Agent (which the Agent shall make as soon as practicable after the Company’s request), provide a certificate confirming the amount of its Increased Costs.

15.3	Exceptions
Clause 15.1 (Increased costs) does not apply to the extent any Increased Cost is:

(f)	attributable to a Tax Deduction required by law to be made by an Obligor;

(g)
compensated for by clause 14.3 (Tax indemnity) (or would have been compensated for under clause 14.3 (Tax indemnity) but was not so compensated solely because the exclusion in clause 14.3(b)(ii) applied); or

(h)	attributable to the wilful breach by the relevant Lender or its Affiliates of any law or regulation or to the gross negligence of the relevant Lender or its Affiliates.
16    Other Indemnities

16.1	Currency indemnity
If any sum due from an Obligor under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

(o)	making or filing a claim or proof against that Obligor,

(p)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party against (i) any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum and (ii) the costs involved in effecting any such currency conversion.

16.2	Other indemnities
The Company shall (or shall procure that an English Obligor will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability (including loss of Margin and redeployment costs) incurred by that Finance Party as a result of:

(i)	the occurrence of any Event of Default;

(j)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including any cost, loss or liability arising as a result of clause 31 (Sharing among the Finance Parties);

(k)	funding, or making arrangements to fund, a Utilisation requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement;

(l)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company; or

(m)	the existence of a Subsidiary within the Group which is not an English Obligor.

16.3	Indemnity to the Agent and Security Trustee
The Company shall promptly indemnify each of the Agent and the Security Trustee against any cost, loss or liability incurred by it as a result of:

(i)	investigating any event which it reasonably believes is a Default; or

(j)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

16.4	Indemnity to the Security Trustee

(c)
The Company shall (or shall procure that an English Obligor will) promptly indemnify the Security Trustee and every receiver, Delegate and Appointee against any cost, loss or liability incurred by any of them as a result of

(iv)	the taking, holding, protection or enforcement of the Security Interests under the Security Documents;

(v)	the exercise of any of the rights, powers, discretions and remedies vested in the Security Trustee and each receiver, Appointee and Delegate by the Finance Documents or by law; and

(vi)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents.

(d)
The Security Trustee may, in priority to any payment to the Finance Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this clause 16.4 (Indemnity to the Security Trustee) and shall have a lien on the Charged Property and the proceeds of the enforcement of the Security Documents for all monies payable to it

17    Mitigation by the Finance Parties

17.1	Mitigation

(n)
Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of clause 11.1 (Illegality), clause 14 (Tax gross-up and set-off) or clause 15 (Increased Costs) including transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(o)	Clause 17.1(a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

17.2	Limitation of liability

(k)
The Company shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under clauses 17.1(a) and 17.1(b) (Mitigation).

(l)	A Finance Party is not obliged to take any steps under clauses 17.1(a) and 17.1(b) (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.
18    Costs and Expenses

18.1	Transaction expenses
The Company shall on demand pay the Administrative Parties the amount of all costs and expenses (including legal and valuation fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(m)	this Agreement and any other documents referred to in this Agreement;

(n)	any other Finance Documents executed after the date of this Agreement.

18.2	Appraisal costs

The Company shall on demand pay the Administrative Parties the amount of all costs and expenses incurred in connection with any appraisal delivered pursuant to the terms of any Finance Document, if and to the extent to which the relevant Administrative Party has paid, or has agreed with the appraiser to pay, the costs of such appraisal.

18.3	Amendment costs
If an Obligor requests an amendment, waiver or consent, the Company shall, within three Business Days of demand by the Agent, reimburse the Finance Parties for the amount of all costs and expenses (including legal fees) reasonably and properly incurred by any Finance Party in responding to, evaluating, negotiating or complying with that request or requirement.

18.4	Collection Costs
The Company shall on demand pay the Agent the amount of all costs and expenses (including legal fees) incurred by the Agent in connection with:

(f)
the remission of loan proceeds, collection of cheques and other items, the issue, maintenance, renewal of L/Cs, establishing and maintaining Charged Accounts, together with the Lender’s associated and customary fees; and

(g)
all out of expenses and costs reasonably and properly incurred from time to time (including those incurred prior to the date of this Agreement) during the course of periodic field examinations and appraisals of the English Obligors’ assets and operations plus a daily charge at the rate of £850 for the Lender’s examinations in the field and office plus travel, hotel and all other out-of-pocket expenses for up to four such specific field examinations in any 12 month period prior a Default and for any other or additional such examinations following a Default.

18.5	Enforcement and other costs
The Company shall, within three Business Days of demand, pay to each Secured Party the amount of all costs and expenses (including legal fees) incurred by that Secured Party in connection with the exercise or enforcement of, or the preservation of any rights or discretions under, any Finance Document (including any payments made to third parties in accordance with the terms of the Finance Documents to preserve, protect or enhance any Security Interest granted to the Security Trustee).
19    Guarantee and indemnity

19.1	Guarantee and indemnity
Each Guarantor irrevocably and unconditionally jointly and severally:

(e)	guarantees to each Finance Party punctual performance by each other Obligor of all that Obligor’s obligations under the Finance Documents;

(f)
undertakes with each Finance Party that whenever an Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(g)
agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this clause 19 (Guarantee and Indemnity) if the amount claimed had been recoverable on the basis of a guarantee.

19.2	Continuing guarantee
This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

19.3	Reinstatement
If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this clause 19 (Guarantee and Indemnity) will continue or be reinstated as if the discharge, release or arrangement had not occurred.

19.4	Waiver of defences
The obligations of each Guarantor under this clause 19 (Guarantee and Indemnity) will not be affected by an act, omission, matter or thing which, but for this clause, would reduce, release or prejudice any of its obligations under this clause 19 (Guarantee and Indemnity) (without limitation and whether or not known to it or any Finance Party) including:

(e)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(f)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any Obligor;

(g)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(h)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(i)
any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(j)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security;

(k)	any insolvency or similar proceedings: or

(l)	the exercise of, or refraining from the exercise of, any rights against any Obligor or any Charged Property.

19.5	Guarantor intent
Without prejudice to the generality of clause 19.4 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following:

(c)	business acquisitions of any nature;

(d)	increasing working capital;

(e)	enabling investor distributions to be made;

(f)	carrying out restructurings;

(g)	refinancing existing facilities;

(h)	refinancing any other indebtedness;

(i)	making facilities available to new borrowers;

(j)	any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and

(k)	any fees, costs and/or expenses associated with any of the foregoing.

19.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this clause 19 (Guarantee and Indemnity). This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.
19.7’    Appropriations
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)
refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this clause 19 (Guarantee and indemnity).

19.7	Deferral of Guarantors’ rights
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this clause 19 (Guarantee and Indemnity):

(a)	to receive or claim payment from or be indemnified by an Obligor,

(b)	to claim any contribution from any other guarantor of, or provider of any Security Interest in respect of, any Obligor’s obligations under the Finance Documents;

(c)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by the Finance Parties;

(d)
to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under clause 19 (Guarantee and Indemnity) of this Agreement;

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with the Finance Parties (or any of them).

19.8	Additional security
This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Finance Party.

19.9	Limitations applicable to US Guarantors

(a)
Notwithstanding anything to the contrary contained in this Agreement or in any other Finance Document, the maximum liability of any Guarantor organized in the United States of America (each an US Guarantor) under this clause 19 shall in no event exceed an amount equal to the greatest amount that would not render such US Guarantor’s obligations hereunder and under the other Finance Documents subject to avoidance under the United States bankruptcy code or to being set aside, avoided or annulled under the United States bankruptcy code or any applicable state fraudulent transfer or conveyance law.

(b)
No obligation of any US Guarantor shall be (or be deemed) guaranteed by, or otherwise supported directly or indirectly by the assets of, any person that is a “controlled foreign corporation” as defined in Section 957(a) of the US Internal Revenue Code.

20    Representations
Each Obligor makes the representations and warranties set out in this clause 20 (Representations) to each Finance Party on the date of this Agreement.

20.1	Status

(a)	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It has the power to own its assets and carry on its business as it is being conducted.

20.2	Binding obligations
Subject to the Legal Reservations:

(h)	the obligations expressed to be assumed by it in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations; and

(i)
(without limiting the generality of paragraph (a) above), each Security Document to which it is a party creates the security interests which that Security Document purports to create and those security interests are valid and effective.

20.3	Non-conflict with other obligations
The entry into and performance by it of, and the transactions contemplated by, the Finance Documents and the granting of the Security Interests under the Security Documents do not and will not conflict with:

(m)	any law or regulation applicable to it;

(n)	its constitutional documents; or

(o)	any agreement or instrument binding upon it or any of its assets or constitute a default or termination event (however described) under any such agreement or instrument

20.4	Power and authority
It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

20.5	Validity and admissibility in evidence

(c)	All Authorisations required or desirable:

(iv)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(v)	to make the Finance Documents to which it is a party admissible in evidence in its Relevant Jurisdictions, have been obtained or effected and are in full force and effect.

(d)	All Authorisations necessary for the conduct of the business, trade and ordinary activities of the Obligors have been obtained or effected and are in full force and effect.

20.6	Governing law, enforcement

(g)	The choice of law specified in any Finance Document to which it is a party will be recognised and enforced in its Relevant Jurisdictions.

(h)	Any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions.

20.7	No filing or stamp taxes
Under the law of its Relevant Jurisdictions it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except:

(a)	registration of particulars of the Debenture at the Companies Registration Office in England and Wales under section 860 of the Companies Act 2006 and payment of associated fees;

(b)	registration of particulars of the Debenture at the Trade Marks Registry and the Patent Office in England and Wales and payment of associated fees; and

(c)	registration of the particulars of the Debenture at the Land Registry or Land Charges Registry in England and Wales and payment of associated fees.

20.8	No default

(c)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(d)
No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or to which its assets are subject which has or is reasonably likely to have a Material Adverse Effect.

20.9	No misleading information

(a)
Any information provided by the Company or any of its Affiliates (i) in connection with the negotiation of the Revolving Credit Facility and the Finance Documents and (ii) in connection with any valuations or reports required to be prepared for the purposes of this Agreement was (in each case) true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	Nothing has occurred since the date on which such information was provided which would render it untrue or misleading in any material respect.

20.10	Financial statements

(a)	In respect of the English Obligors only, its latest audited financial statements were prepared in accordance with GAAP consistently applied.

(b)
In respect of the English Obligors only, its latest audited financial statements fairly represent its financial condition and operations (consolidated in the case of the Company) during the relevant financial year.

(c)
There has been no material adverse change in the business or financial condition of the English Obligors (consolidated in the case of the Company) since the date to which its latest audited financial statements were made up.

20.11	Ranking

(a)
Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

(b)
The Security Interests created or purported to be created pursuant to the Security Documents have or will have first ranking priority and are is not subject to any prior ranking or pari passu ranking Security Interest.

20.12	No proceedings pending or threatened
No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, are reasonably likely to have a Material Adverse Effect have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against it.

20.13	Intellectual Property
It:

(a)
is the sole legal and beneficial owner of or has licensed to it all the intellectual Property which is material in the context of its business and which is required by it in order to carry on its business as it is being conducted;

(b)	does not, in carrying on its businesses, infringe any Intellectual Property of any third party in any respect which has or is reasonably likely to have a Material Adverse Effect; and

(c)	has taken all formal or procedural actions (including payment of fees) required to maintain any material Intellectual Property owned by it.

20.14	Retention of Title
Any list provided to the Agent prior to the date of this Agreement by an English Obligor and which provides details of those suppliers whose terms of business include retention of title provisions is complete and accurate in all material respects and (apart from those named in any such list), there are no suppliers which impose such provisions.

20.15	Bank Accounts
All the accounts maintained or used by any English Obligor at any bank or financial institution have been included within the definition of Charged Accounts.

20.16	COMI
For the purposes of Council Regulation number 1326/2000 on insolvency proceedings, each English Obligor’s Centre of Main Interests is England and no such English Obligor is aware of any basis on which that centre could be alleged to be anywhere else other than the country so stated.

20.17	Insolvency
It has not taken any action nor (to the best of its knowledge and belief) have any steps been taken or legal proceedings been started or threatened against it for its winding-up, dissolution or re-organisation, for the enforcement of any Security Interest over its assets or for the appointment of a liquidator, supervisor, receiver, examiner, administrator, administrative receiver, compulsory manager, trustee or other similar officer of it or in respect of any of its assets.

20.18	Deduction of Tax
It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

20.19	Pensions
No English Obligor has:

(a)
at any time been an employer (for the purposes of Sections 38 to 51 of the Pensions Act 2004 or its equivalent in any jurisdiction) of an occupational pension scheme which is not a money purchase scheme (bath terms as defined in the Pensions Schemes Act 1993); or

(b)	at any time been “connected” with or an ‘‘associate” of (as those terms are used in Sections 38 and 43 of the Pensions Act 2004) such an employer.

(c)	been issued with a Financial Support Direction or Contribution Notice in respect of any pension scheme;

(d)	requested or been granted contribution holiday in respect of any occupational pension scheme.

20.20	Repetition
The representations in this clause 20 (Representations) are deemed to be made by each English Obligor by reference to the facts and circumstances then existing on the date of the first Utilisation Request and the first Utilisation Date and, in respect of the Repeating Representations only, on each subsequent Utilisation Request and on each subsequent Utilisation Date.

21    Information undertakings
The undertakings in this clause 21 (Information undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or the Revolving Credit Facility remains available for utilisation.

21.1	Notification of default

(j)	Each English Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(k)
Promptly upon a request by the Agent, the Company shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

21.2	Reporting Undertakings
Each English Obligor will comply with each of the undertakings set out in Schedule 3 (Reporting Undertakings).

21.3	COMALA System

(l)	The provisions of Schedule 7 (COMALA Terms and Conditions) shall supplement the terms of this Agreement.

(m)	For such time as the COMALA System and the Designated Website are in operation, the information specified in Schedule 3 (Reporting Undertakings) shall be provided via the COMALA System.

(n)
If at any time the COMALA System or the Designated Website are unavailable or suspended, all of the information set out in Schedule 3 (Reporting Undertakings) shall be provided in physical form or in such other format as may be applicable in accordance with the relevant English Obligor’s Instruction Mandate.

21.4	Pensions Regulator

(e)
Each English Obligor shall immediately notify the Agent of any investigation or proposed investigation by the Pensions Regulator which may lead to the issue of a Financial Support Direction or a Contribution Notice to it/any member of the Group.

(f)	Each English Obligor shall immediately notify the Agent if it receives a Financial Support Direction or Contribution Notice from the Pensions Regulator.

21.5	Know your customer checks

(i)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status or composition of the shareholders of an English Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each English Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (c) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer’ or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(j)
Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(k)
The Company shall, by not less than 10 Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of the Subsidiaries becomes an Additional Obligor pursuant to clause 26 (Changes to the Obligors).

(l)
Following the giving of any notice pursuant to clause 21.5(c), if the accession of such Additional Obligor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

22    Financial covenants
The undertakings in this clause 22 (Financial covenants) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or the Revolving Credit Facility remains available for utilisation.

22.1	Financial definitions
In this Agreement:
Annual Projections means the information provided by the English Obligors to the Agent in accordance with paragraph 4(b) of Schedule 3 (Reporting Undertakings).
Trading Cashflow means, in respect of any period, the consolidated profit before tax (after all exceptional and extraordinary items) of the Company and its Subsidiaries for that period:

(p)	adding back:

(i)	any depreciation or amortisation; and

(ii)	(5) any non-cash exceptional or extraordinary losses;

(q)	deducting:

(i)	any unrealised currency gains or profits;

(ii)	any extraordinary or exceptional gains or profits;

(iii)	any capital expenditure;

(iv)	the amount of any gain realised on the sale or assignment of any interest in real property;

(v)	dividends paid and any other distributions to shareholders;

(vi)	all amounts of Tax paid in cash;

(vii)	any cash pension contributions (save to the extent already taken into account in calculating profit before tax); and

(viii)	the amount of any cash payments made during the period that are debited against balance sheet provisions that have been recognised in previous periods;

(r)	making such other adjustments as the Agent may from time to time require or approve in writing;

all as determined from the relevant consolidated monthly management accounts of the Company and its Subsidiaries delivered to the Agent pursuant to paragraph 3(d)(i) of Schedule 3 (Reporting Undertakings).

22.2	Financial condition
The Company shall procure that Trading Cashflow for the 10 months ending 31 October 2013, the 11 months ending 30 November 2013 and each period of 12 months ending at the end of each subsequent month specified in Column (A) of the table below, shall be not be less than the amount set out opposite such month in Column (B):

(A) Month	(B) Trading Cashflow (in £’000s)
October 2013	(1,457)
November 2013	(1,060)
December 2013	(586)
January 2014	(1,110)
February 2014	(1,478)
March 2014	(2,044)
April 2014	(2,054)
May 2014	(1,981)
June 2014	(1,843)
July 2014	(1,657)
August 2014	(1,607)
September 2014	(1,479)
October 2014	(1,162)
November 2014	(1,198)
December 2014	(1,200)
Thereafter
such amount as the Agent may (acting on the instructions of the Majority Lenders, following consultation with the Company and based on the Annual Projections) specify by notice in writing to the Company, in respect of any accounting period falling in the financial year to which such Annual Projections relate

22.3	Change in accounting principles

(g)
If there has been or is to be a change in the GAAP, accounting bases, policies, practices, procedures or financial reference periods applied in the setting of the financial undertakings in clause 22.2 (Financial condition) (the Financial Undertakings) and the Agent or the Company believes that the Financial Undertakings need to be amended as a result of any such change, the Company shall negotiate with the Agent in good faith to amend the Financial Undertakings reflect such changes in a way which provides the Lenders with substantially the same protection as the Financial Undertakings prior to any such amendment.

(h)
Until such time as the Company and the Agent have agreed what amendments, if any, need to be made to the Financial Undertakings, the Company shall provide to the Agent sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether the Financial Undertakings have been complied with and make an accurate comparison between the financial position indicated in any financial statements prepared on the revised basis and set out in the financial statements upon which the Financial Undertakings were originally set.

23    General undertakings
The undertakings in this clause 23 (General undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or the Revolving Credit Facility remains available for utilisation.

23.1	Authorisations
Each English Obligor shall promptly:

(o)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(p)	supply certified copies to the Agent of, any Authorisation required under any law or regulation of a Relevant Jurisdiction to:

(ix)	enable it to perform its obligations under the Finance Documents;

(x)	ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document; and

(xi)	carry on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect.

23.2	Compliance with laws

(i)
Each English Obligor shall comply in all respects with all laws (other than those specified in (b) and (c) below) to which it may be subject if failure to comply has or is reasonably likely to have a Material Adverse Effect.

(j)
Each English Obligor shall not, and shall procure that each other Group Company shall not, use any revenue or benefit derived from any activity or dealing with a Restricted Person to be used in discharging any obligation due or owing to the Finance Parties.

(k)
Each English Obligor shall, and shall procure that each other Group Company shall, to the extent permitted by law promptly upon becoming aware of them supply to the Agent details of any claim, action, suit, proceedings or investigation against it with respect to Sanctions by any Sanctions Authority.

23.3	Taxation

(m)	Each English Obligor shall pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(iii)	the Agent is satisfied (acting reasonably) that such payment is being contested in good faith;

(iv)
adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under 3(d)(i) of Schedule 3 (Reporting Undertakings); and

(v)	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect

(n)	No English Obligor may change its residence for Tax purposes.

23.4	Mergers
No English Obligor shall enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction other than a Permitted Transaction.

23.5	Change of business
The Company shall procure that no substantial change is made to the general nature of the business of the Company or any English Obligor from that carried on at the date of this Agreement.

23.6	Acquisitions

(c)	Except as permitted under paragraph (b) below, no English Obligor shall:

(iv)	acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them);

(v)	incorporate a company; or

(vi)	(except in the ordinary course of business) acquire other assets of any kind.

(d)
Paragraph (a) above does not apply to an acquisition of a company, of shares, securities or a business or undertaking (or, in each case, any interest in any of them) or the incorporation of a company which is:

(i)	a Permitted Acquisition; or

(ii)	a Permitted Transaction.

23.7	Preservation of assets
Each English Obligor shall maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary or desirable in the conduct of its business.

23.8	Intellectual Property
Each English Obligor shall:

(c)	preserve and maintain the subsistence and validity of the Intellectual Property necessary for the business of the relevant English Obligor;

(d)	use reasonable endeavours to prevent any infringement in any material respect of the Intellectual Property;

(e)	make registrations and pay all registration fees and taxes necessary to maintain the Intellectual Property in full force and effect and record its interest in that Intellectual Property;

(f)
not use or permit the Intellectual Property to be used in a way or take any step or omit to take any step in respect of that Intellectual Property which may materially and adversely affect the existence or value of the Intellectual Property or imperil the right of any English Obligor to use such property; and

(g)	not discontinue the use of the Intellectual Property,
where failure to do so is reasonably likely to have a Material Adverse Effect.

23.9	Negative pledge

(a)	Except as permitted under paragraph (b) below:

(iii)	No English Obligor shall create or permit to subsist any Security Interest over any of its assets.

(iv)	No English Obligor shall:

(A)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an English Obligor;

(B)	sell, transfer or otherwise dispose of any of its receivables;

(C)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(D)	enter into any other preferential arrangement having a similar effect,
(such arrangements or transactions being, Quasi-Security) in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(b)	Paragraph (a) above does not apply to any Security Interest or (as the case may be) Quasi-Security, which is:

(i)	Permitted Security; or

(ii)	a Permitted Transaction.

23.10	Disposals

(d)
Except as permitted under paragraph (b) below, no English Obligor shall enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(e)	Paragraph (a) does not apply to any sale, lease, transfer or other disposal which is:

(i)	a Permitted Disposal; or

(ii)	a Permitted Transaction.

23.11	lntra-Group Arrangements

(a)	Except as permitted under paragraph (b) below, no English Obligor will:

(iv)
declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital); or

(v)	repay or distribute any dividend or share premium reserve;

(vi)	pay any other moneys, whether by way of interest, management fees or otherwise howsoever, to any Affiliate, Subsidiary or any shareholder, director or employee; or

(vii)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so.

(b)	Paragraph (a) above does not apply to:

(i)	a Permitted Distribution; or

(ii)	a Permitted Transaction; or

(iii)
(in the case of paragraph (a)(iii) above) for payments in the ordinary course of, and pursuant to the reasonable requirements of, trading and on arms length commercial terms to the extent not prohibited by the terms of any other Finance Document; or

(iv)	repayment of Financial Indebtedness which is subject to the terms of the Group Deed of Subordination provided that on the date of the proposed payment:

(A)	the Integration and Restructuring Plan is complete;

(B)	the Company’s Trading Cashflow for the 12 months immediately prior to the proposed date of such payment is at least the amount set out in the Budget for such period; and

(C)
during the period of 90 days immediately preceding such payment, the aggregate amount of (i) the Total Availability and (ii) the amount of the proposed payment has at no time on any of those days been less than £1,000,000 and the Company has provided the Agent with projections which demonstrate to the Agents satisfaction that the aggregate of (i) Total Availability (ii) the amount of the proposed payment and (iii) the amount of any other payments proposed to be made pursuant to this clause during such period will be no less than £1,000,000 on the last Business Day in each week for the 13 weeks after the date of such payment and will be no less than £1,000,000 on the last Business Day of each month until the date which is 12 months after the date of the proposed payment, provided, in each case, that no Event of Default is continuing or would result from the making of such payment.

23.12	Financial Indebtedness
No English Obligor will incur or allow to remain outstanding any Financial Indebtedness other than any Financial Indebtedness which is:

(a)	Permitted Financial Indebtedness; or

(b)	a Permitted Transaction.

23.13	Treasury Transactions

No English Obligor shall enter into any Treasury Transaction, other than:

(a)	pursuant to the Bank Product Agreements; or

(b)	with the prior written consent of the Agent.

23.14	Making Loans
No English Obligor will be a creditor with respect to any Financial Indebtedness except for:

(a)	a Permitted Loan; or

(b)	a Permitted Transaction.

23.15	Guarantees and indemnities
No English Obligor shall incur or allow to remain outstanding any guarantee in respect of any obligation of any person other than:

(a)	a Permitted Guarantee; or

(b)	a Permitted Transaction.

23.16	Share capital
No English Obligor shall issue any shares except pursuant to:

(e)	a Permitted Share issue; or

(f)	a Permitted Transaction.

23.17	Bank Accounts
No English Obligor will open or maintain any account of any type with any bank or financial institution providing like services other than the Charged Accounts.

23.18	Insurance

(a)	Each English Obligor will:

(i)
as regards all its assets and property of any kind (1) arrange and maintain in full force and effect insurances (including consequential loss, business interruption and public liability and damage and other insurances usually maintained by companies carrying on the same type of business under similar circumstances) in such amounts, on such terms and with such insurers as the Agent may approve and (2) arrange and maintain such further and other insurances as the Agent may reasonably request;

(ii)
procure that the Security Trustee’s interest is noted on all policies relating to insurances so arranged in such manner as the Agent may in its absolute discretion require and will use all reasonable endeavours to ensure that the Security Trustee is named as sole loss payee (but without having any obligation for premiums);

(iii)
ensure that every policy of insurance contains a standard mortgagee clause, whereby such insurance will not be invalidated, vitiated or avoided as against a mortgagee (or such other terms as the Agent may agree);

(iv)
duly and punctually pay all premiums in respect of its insurances and not do or omit to do any act, matter or thing whereby any such insurance may be or becomes void or voidable at the option of the insurers or settle any claim in respect of those insurances without the prior written consent of the Agent, such consent not to be unreasonably withheld or delayed;

(v)
comply with, enforce and not waive, release, terminate or vary (or agree so to do) any obligations arising under all policies of insurance and in particular, but without limitation, it shall notify the Agent immediately upon receiving notice from any insurer that the details of any insurance policy are to change in any way and upon receiving notice from any insurer terminating any insurance policies;

(vi)
in the event that it receives from any insurer notice that such insurer is terminating any insurance policy, it shall use all reasonable endeavours to enter into a corresponding policy with an insurer approved by the Agent and procure that such steps are taken as may be necessary to ensure that such policy complies in all respects with the terms of this Agreement; and

(vii)	immediately give notice to the Agent of any occurrence which gives rise, or might give rise, to a claim under any policy of insurance in excess of £20,000 in aggregate in any financial year.

(b)
If any English Obligor at any time fails to perform any of its obligations contained in this clause 23.18 the Security Trustee may effect or renew such insurance as it thinks fit and such English Obligor shall reimburse the Security Trustee for the costs thereby incurred on demand.

23.19	Financial Year End/Change of Auditors
No English Obligor will alter its financial year end or replace its auditors without (in each case) the prior written consent of the Agent.

23.20	Change of Name

No English Obligor will change its name without giving the Agent 30 days’ prior written notice of the proposed new name and will supply a copy of the relevant certificate of incorporation on change of name to the Agent as soon as it becomes available.

23.21	Pensions The Company shall ensure that:

(a)	in respect of all pension schemes operated by or maintained for the benefit of the English Obligors and/or any of their employees:

(i)	those schemes are fully funded based on the statutory funding objective under Section 222 of the Pensions Act 2004; or

(ii)	that a pensions contribution schedule for each of those schemes is in force at all times which has been approved by the pension trustees and the Agent; and
that no action or omission is taken by any English Obligor in relation to such a pension scheme which has or is reasonably likely to have a Material Adverse Effect (including the termination or commencement of winding-up proceedings of any such pension scheme or any English Obligor ceasing to employ any member of such a pension scheme);

(b)
no English Obligor is or has been at any time an employer (for the purposes of Sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993) or “connected” with or an “associate” of (as those terms are used in Sections 38 or 43 of the Pensions Act 2004) such an employer; and

(c)
no English Obligor requests or takes the benefit of any pension contribution holiday in respect of any occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993).

23.22	Collateral obligations

(a)	If, at any time, any Stock is returned to an English Obligor by an account debtor or is reclaimed or repossessed, then:

(i)	the related Receivable will cease to be an Eligible Receivable; and

(ii)
if so requested by the Agent, the relevant English Obligor shall (1) hold the returned Stock on trust for the Lenders, (2) segregate the returned Stock from its other property, (3) dispose of the returned Stock only in accordance with the Agent’s instructions and (4) not issue any credits, discounts or allowances with respect to the returned Stock without the Agent’s prior written consent.

(b)
Each English Obligor undertakes to maintain complete, accurate and up to date debtor records (including transport documents evidencing that goods have been despatched and payment is due), and to allow to the Agent access to those records on request.

(c)
Each English Obligor acknowledges that the Agent may take such steps as it may deem appropriate to verify any asset of such English Obligor (whether by direct enquiry with account debtors or otherwise howsoever).

23.23	Stock
With respect to its Stock, each English Obligor will:

(a)
at all times maintain perpetual stock records acceptable to the Agent, which shall accurately itemise and describe (i) the kind, type, quality and quantity of such Stock, (ii) the cost of such Stock and (iii) the daily additions to/withdrawals from such Stock;

(b)
conduct a physical count of such Stock at least once a year and (if an Event of Default is continuing) at such other times as the Agent may require, and deliver to the Agent a report acceptable to it with respect to such count;

(c)
(except for sales of Stock in the ordinary course of business and movements of Stock previously approved by the Agent in writing) not remove any Stock from property controlled by it or from a public warehouse;

(d)	produce, use, store and maintain its Stock with reasonable care and in accordance with all insurance and regulatory requirements;

(e)	not, without the Agent’s prior written consent, sell any Stock exceeding £10,000 on sale or return or similar terms;

(f)	keep the Stock in good and marketable condition and not (without the prior written consent of the Agent) accept any consignment stock.

23.24	Access

(a)
Each English Obligor will (on one Business Day’s notice or, if an Event of Default is continuing immediately upon request) afford to the Agent or its nominee complete access to such English Obligor’s premises during normal business hours for the purpose of inspecting, verifying and auditing the books, records and assets of such English Obligor. Each English Obligor will, on request, provide to the Agent or its nominee copies or extracts from such book or records as it may require.

(b)
Each English Obligor will permit the Agent or its appointed representatives or agents at the relevant English Obligor’s expense to conduct an audit of its financial records, systems and forecasts on a quarterly basis or, following a Default at more frequent intervals as the Agent may stipulate and will afford all co-operation to the Agent and its representatives or agents to enable such audit to take place.
24    Events of Default
Each of the events or circumstances set out in clause 24 (Events of Default) is an Event of Default (save for clauses 24.18 (Acceleration) to 24.20 (Recourse Repurchase) inclusive).

24.1	Non-payment
An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(l)	its failure to pay is caused by:

(i)	administrative or technical en-or (not attributable to an Obligor); or

(ii)	a Disruption Event; and

(m)	payment is made within two Business Days of its due date.

24.2	Other obligations

(o)
An Obligor does not comply with the provisions of clauses 10.7 (Collection of Receivables), 22 (Financial covenants), 23.9 (Negative pledge), 23.10 (Disposals), 23.12 (Financial indebtedness), 23.14 (Making Loans) or any of the undertakings set out in Schedule 3 (Reporting Undertakings) other than any Information Obligations.

(p)
An Obligor does not comply with any of the Information Obligations and, in respect of the first two such failures to comply in any Financial Year only, such non-compliance is not remedied by the relevant Obligor within ten Business Days of the relevant failure.

(q)
An Obligor does not comply with any provision of the Finance Documents (other than those referred to in clauses 24.1 or 24.2(a)) and, where such non-compliance is capable of remedy, such Obligor fails to remedy same with ten Business Days of becoming aware of the failure to comply.

24.3	Misrepresentation
Any representation, warranty or statement made or deemed to be made by an Obligor in a Finance Document or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

24.4	Cross default

(e)	Any Financial Indebtedness of any Obligor is not paid when due nor within any originally applicable grace period.

(f)	Any Financial Indebtedness of any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(g)	Any commitment for any Financial Indebtedness of any Obligor is cancelled or suspended by a creditor of any Obligor as a result of an event of default (however described).

(h)
Any creditor of any Obligor becomes entitled to declare any Financial Indebtedness of any Obligor due and payable prior to its specified maturity as a result of an event of default (however described).

(i)
No Event of Default will occur under paragraphs (a) to (d) above if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within those paragraphs is less than £50,000 (or its equivalent in any other currency or currencies).

(j)	An amount in excess of £50,000 in aggregate owed to Trade Creditors of any Obligor remains outstanding following the expiry of any customary trade credit period.

(k)	An event of default (however described) occurs under the Parent’s facilities with Wells Fargo Capital Finance.

24.5	Insolvency

(e)
An Obligor is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(f)	The value of the assets of any Obligor is less than its liabilities (taking into account contingent and prospective liabilities).

(g)
A moratorium is declared in respect of any indebtedness of any Obligor. If a moratorium occurs, the ending of the moratorium will not remedy the Event of Default caused by the occurrence of such moratorium.

24.6	insolvency proceedings
Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(d)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor;

(e)	a composition, compromise, assignment or deed of arrangement with any creditor of any Obligor;

(f)	the appointment of a liquidator, receiver, administrative receiver, administrator compulsory manager or other similar officer in respect of any Obligor or any of its assets; or

(g)	enforcement of any Security Interest over any assets of any Obligor, or any analogous procedure or step is taken in any jurisdiction.

24.7	Cessation of Business
Any Obligor ceases or threatens to cease, to carry on all or a substantial part of its business.

24.8	Creditors’ process
Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of any English Obligor and is not discharged within 21 days.

24.9	Change of ownership
There is any change in the shareholding of any English Obligor without the Agent’s prior written consent except as a result of a Permitted Transaction or a Permitted Disposal.

24.10	Audit qualification
The auditors of any English Obligor qualify the audited annual consolidated financial statements of that English Obligor.

24.11	Blocked Account arrangements
Any bank repudiates or purports to terminate the arrangements set out in the Security Documents in relation to any Blocked Account unless the relevant English Obligor procures that:

(c)	an alternative Blocked Account is opened with a bank acceptable to the Agent (acting reasonably) within 10 Business Days; and

(d)
until such alternative Blocked Account is operational, all amounts which are required to be paid into a Blocked Account by that English Obligor are paid directly to the Agent to such account as it may specify for this purpose.

24.12	Unlawfulness and invalidity

(c)
It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or any Security Interest created or expressed to be created or evidenced by the Security Documents ceases to be effective or any subordination created under the Group Subordination Agreement is or becomes unlawful.

(d)
Any obligation or obligations of any Obligor under any Finance Documents are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(e)
Any Finance Document ceases to be in full force and effect or any Security Interest or any subordination created under the Group Subordination Agreement ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

24.13	Expropriation
The authority or ability of any Obligor to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any Obligor or any of its assets.

24.14	Repudiation and rescission of agreements
An Obligor (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Security Interests created in any Security Document or evidences an intention to rescind or repudiate a Finance Document or any such Security Interests.

24.15	Litigation
Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to the Finance Documents or the transactions contemplated in the Finance Documents or against any English Obligor or its assets which have or are reasonably likely to have a Material Adverse Effect.

24.16	Material adverse change
An event or series of events occurs which, in the reasonable opinion of the Agent, is likely to be expected to have a Material Adverse Effect.

24.17	Pensions
The Pensions Regulator issues a Financial Support Direction or a Contribution Notice to any English Obligor,

24.18	Acceleration
On and at any time after the occurrence of an Event of Default which is continuing the Agent may, by notice to the Company:

(a)	declare that an Event of Default has occurred; and/or

(b)	cancel the Revolving Credit Facility whereupon it shall immediately be cancelled; and/or

(c)
declare that all or part of the Stock Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(d)	declare that all or part of the Stock Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent; and/or

(e)
demand immediate cash cover for or repayment of the Outstanding Prepayment Amount and exercise Recourse with respect to the relevant Receivables whereupon such amount shall be immediately due and payable; and/or

(f)	declare that the Company shall immediately pay or procure the payment of cash cover in respect of the L/Cs, whereupon such amounts shall become immediately due and payable.

24.19	Agent’s rights following Default
Without prejudice to the other provisions of this clause 24 (Events of Default) or any of its other rights under any Finance Documents, the Agent may, at any time while a Default is continuing (and without incurring any liability for the exercise or non-exercise of any such power):

(a)	reduce the Prepayment Percentage to a lower percentage or to zero;

(b)	require each Obligor immediately to deliver to it all original documents relating to the Receivables and the contracts giving rise to them; and/or

(c)	cancel the agency created at clause 9.1 (Agency); and/or

(d)
give notice (or require the relevant Obligors to give notice) to the account debtors to the effect that the Receivables have been assigned to the Agent and requiring that payment be made to such account as the Agent may specify; and/or

(e)	extend the time for payment of any Receivable or otherwise enter into any arrangements for the settlement, compromise, release or discharge of any Receivable; and/or

(f)	generally take such action as it may deem fit for the protection of any rights, remedies or security conferred upon it by any of the Finance Documents.

24.20	Recourse Repurchase
When the relevant Borrower has paid the Repurchase Price for a Receivable that Receivable will vest in that Borrower, without recourse to or warranty from any Finance Party.
25    Change to the Lenders

25.1	Assignments and transfers by the Lenders
Subject to this clause 25 (Change to the Lenders), a Lender (the Existing Lender) may:

(r)	assign any of its rights under the Finance Documents; or

(s)	transfer by novation any of its rights and obligations under the Finance Documents, to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets and which the Agent has approved (the New Lender).

25.2	Conditions of assignment or transfer

(d)	An assignment will only be effective on:

(i)
receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it had been an Original Lender, and

(ii)
performance by the Agent of all necessary “know your customer” and other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(e)	A transfer will only be effective if the procedure set out in clause 25.5 (Procedure for transfer) is complied with.

(f)	If:

(v)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents in accordance with clause 25.1 (Assignments and transfers by the Lenders); and

(vi)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment or an increased payment to the New Lender under clause 14 (Tax Gross-Up and Set Off) or clause 16 (Increased Costs), then the New Lender is only entitled to receive payment under those clauses to the same extent as the Existing Lender would have been if the assignment, transfer or change had not occurred.

25.3	Assignment or transfer fee
The assignee or transferee (the New Lender) shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of £1,500.

25.4	Limitation of responsibility of Existing Lenders

(h)	Unless expressly agreed to the contrary, the Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(iii)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(iv)	the financial condition of any Obligor;

(v)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(vi)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.

(i)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(iii)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(iv)
will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(j)	Nothing in any Finance Document obliges an Existing Lender to:

(vi)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this clause 25; or

(vii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

25.5	Procedure for transfer

(h)
Subject to the conditions set out in this clause 25.5 a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender (as those terms are defined in the Transfer Certificate). The Agent shall, subject to clause 25.5(b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(i)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied that:

(viii)	it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender; and

(ix)	it has received such further documentation as may be necessary to ensure that the New Lender may become a party to any applicable intercreditor arrangements.

(j)	On the Transfer Date:

(xii)
to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shalt be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the Discharged Rights and Obligations);

(xiii)
each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(xiv)
the Agent, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(xv)	the New Lender shall become a Party as a “Lender”.

25.6	Copy of Transfer Certificate to Company
The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Company a copy of that Transfer Certificate.
26    Changes to the Obligors

26.1	Assignments and transfer by Obligors
No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

26.2	Additional Borrowers
The Company may request that any of its Subsidiaries becomes an Additional Borrower That Subsidiary shall become an Additional Borrower if:

(l)	the Agent (acting on the instructions of all of the Lenders) approves the addition of that Subsidiary;

(m)	the Company delivers to the Agent a duly completed and executed Accession Letter and Deed of Accession;

(n)	the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower other than a Default which would be remedied by such accession; and

(o)
the Agent has received with respect to the Additional Borrower, documentation corresponding to that listed in Schedule 2 (Conditions Precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent.

26.3	Acknowledgement and Authorisation by Obligors

(k)
Without limiting the other provisions of this clause 26 (Changes to the Obligors), the Obligors acknowledge that any Subsidiary which becomes an Additional Borrower will become bound by, and entitled to the benefit of all provisions of this Agreement applicable as between the Obligors themselves (including clause 1.5 (lntra-group arrangements)).

(l)	Each Obligor irrevocably authorises the Company to execute any Letter of Accession and Deed of Accession on its behalf and without further reference to it.

26.4	Additional Guarantors
The Company shall procure that each of its Subsidiaries is a Guarantor. If any company becomes a Subsidiary after the date of this Agreement, the Company shall procure that such Subsidiary becomes an Additional Guarantor by delivering to the Agent:

(k)	a duly completed and executed Accession Letter and Deed of Accession; and

(l)	all of the corresponding documents and other evidence listed in Schedule 2 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

26.5	Repetition of Repeating Representations
Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances existing at the time of such delivery.
27    Role of the Administrative Parties

27.1	Appointment of the Agent and Security Trustee

(p)	Each Lender:

(i)	appoints the Agent to act as its agent under and in connection with the Finance Documents; and

(ii)
authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(q)	Each Lender appoints the Agent to hold the Purchased Receivables and all Remittances on trust for the Lenders on the terms of the Finance Documents

(r)
Each Secured Party (other than the Security Trustee and, in the case of any Bank Product Provider, by its execution of this Agreement as a Lender or by executing a Bank Product Provider Confirmation) appoints the Security Trustee to hold the Security Interests constituted by the Security Documents on trust for the Secured Parties on the terms of the Finance Documents and the Security Trustee accepts that appointment.

27.2	Duties of Security Trustee
Each of the Parties and the Bank Product Providers (by its execution of this Agreement as a Lender or by executing a Bank Product Provider Confirmation) agrees that the Security

Trustee will have only those duties, obligations and responsibilities expressly specified in this Agreement and the Security Documents (and no others will be implied).

27.3	Duties of the Agent

(m)
Except as specifically provided in the Finance Documents or as required by applicable law, the Agent has no obligations or duties of any kind to any other Party under or in connection with any Finance Document.

(n)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(o)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(p)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(q)
If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Arranger, Agent or the Security Trustee) under this Agreement it shall promptly notify the other Finance Parties.

(r)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

27.4	Role of the Arranger
Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

27.5	No fiduciary duties

(c)	Nothing in this Agreement constitutes:

(viii)	the Agent (other than in its capacity as purchaser of the Receivables) or the Arranger as a trustee or fiduciary of any other person; or

(ix)	the Security Trustee as a trustee or fiduciary of, nor shall the Security Trustee have any duty or responsibility to, any Obligor.

(d)
No Administrative Party shall be bound to account to any Secured Party for any sum or the profit element of any sum received by it for its own account and, without prejudice to the generality of this paragraph (b), each Administrative Party, its subsidiaries and associated companies may each retain for its own account and benefit any fee, remuneration and profits paid to it in connection with:

(v)	its activities under the Finance Documents; and

(vi)	its engagement in any kind of banking or other business with any Obligor,

27.6	Administrative Parties’ rights to act and to deal
Each Administrative Party and any of its respective Affiliates may:

(f)
act in an agency, trustee, fiduciary or other capacity on behalf -of any other banks or financial institutions providing facilities to any Obligor, or any associated company of an Obligor, as freely in all respects as if it had not been appointed to act as agent and/or trustee for the Secured Parties under this Agreement and without regard to the effect on the Secured Parties of acting in such capacity; and

(g)
subscribe for, hold, be beneficially entitled to or dispose of shares or securities, or options or other rights to and interests in shares or securities in any Obligor or any associated company of an Obligor (in each case, without liability to account).

27.7	Business with the Group
Each Administrative Party and any of its respective Affiliates may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Obligor, without any obligation to disclose to the Secured Parties, or to account to them for or in respect of, any such arrangement or activity.

27.8	Rights and discretions of the Administrative Parties

(e)	Each of the Administrative Parties may rely on:

(xvi)	any representation, warranty, notice or document believed by it to be genuine, correct and appropriately authorised; and

(xvii)	any statement made by any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(f)	Each of the Administrative Parties may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under clause 24.1 (Non-payment));

(ii)	no Security Document has become enforceable;

(iii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iv)	any notice or request delivered or made by a Borrower (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(g)	Each of the Administrative Parties may:

(viii)	engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts;

(ix)	act in relation to the Finance Documents through its personnel and agents; and

(x)
disclose to any other Party and to any person engaged by it or through whom it acts in accordance with this clause 27.8 any information it reasonably believes it has received as agent under this Agreement.

(h)
Without prejudice to the generality of clause 27.8(c)(iii) above, the Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the Company and shall disclose the same upon the written request of the Company or the Majority Lenders.

(i)
Notwithstanding any other provision of any Finance Document to the contrary, none of the Administrative Parties is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

27.9	Majority Lenders’ instructions

(f)	Unless a contrary indication appears in a Finance Document:

(xi)
each Party and each Bank Product Provider (by its execution of this Agreement as a Lender or by executing a Bank Product Provider Confirmation) acknowledges that one or more persons may from time to time constitute the Administrative Parties and a Lender may be an Administrative Party and may therefore form part of and participate in formulating the instructions from the Majority Lenders

(xii)	each of the Administrative Parties shall (subject to its legal obligations):

(A)
exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it)

(B)	not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lender; and

(C)	be entitled to request clarification of instructions from the Majority Lenders;

(xiii)	any instructions given by the Majority Lenders will be binding on all the Secured Parties.

(g)
Each of the Administrative Parties may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(h)
In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) each of the Administrative Parties may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(i)
None of the Administrative Parties is authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This clause 27.9(d) shall not apply to any legal or arbitration proceeding relating to:

(iii)	the perfection, preservation or protection of rights under the Security Documents or enforcement of the Security Documents; or

(iv)	any enforcement action taken by the Agent against any account debtor owing a Purchased Receivable.

(j)
For the avoidance of doubt, no Bank Product Provider (in its capacity as such) shall have any voting or approval rights under the Finance Documents (or be deemed a Lender) solely by virtue of its status as a Bank Product Provider, nor shall the consent of any Bank Product Provider be required (other than in its capacity as Lenders, to the extent applicable) for any matter under any of the Finance Documents, including as to any matter relating to the Charged Property or the release of Charged Property or any of the Guarantors

27.10	Responsibility for documentation and customer identification
Neither any Administrative Party nor any of their respective officers, employees or agents from time to time is responsible for:

(c)
the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by any Secured Party, an Obligor or any other person given in or in connection with any Finance Document;

(d)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document; or

(e)
any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

27.11	Exclusion of liability

(c)
Without limiting clause 27.11(b), none of the Administrative Parties be liable (including for negligence or any other category of liability whatsoever) for any action taken by it or not taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(d)
No Party (other than an Administrative Party in relation to its own officers) may take any proceedings against any officer, employee or agent of an Administrative Party in respect of any claim it might have against that Administrative Party or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of an Administrative Party subject to clause 1.3 (Third party rights) and the provisions of the Third Parties Act, rely on this clause.

(e)
No Administrative Party will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by it if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(f)
Notwithstanding the provisions of clause 32 (Payment Mechanics), the Agent shall not be liable to any Borrower or any Lender for the failure, or the consequences of any failure, of any cross-border payment system to effect same-day settlement to an account of any Borrower or any Secured Party.

(g)
Nothing in this Agreement shall oblige any Administrative Party to carry out any “know your customer” or other checks in relation to any person on behalf of any Secured Party and each Secured Party (in the case of a Bank Product Provider which is not a Lender, pursuant to the relevant Bank Product Provider Confirmation) confirms to the Administrative Parties that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by any Administrative Party.

27.12	Lenders’ indemnity

(g)
Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately before their reduction to zero) indemnify each Administrative Party, within three Business Days of demand, against any cost, loss or liability (including for negligence or any other category of liability whatsoever) incurred by an Administrative Party (otherwise than by reason of its gross negligence or wilful misconduct) in acting in such capacity under the Finance Documents (except to the extent that the relevant Administrative Party has been reimbursed by an Obligor pursuant to a Finance Document).

(h)
Each Existing Lender which wishes to transfer or assign any of its rights or obligations under the Finance Documents pursuant to clause 25 (Change to the Lenders) shall on demand pay to the Agent the amount of all costs and expenses (including legal fees) incurred by it in considering whether to approve the proposed New Lender. For the avoidance of doubt such costs shall include the cost of utilising the Agent’s management of time or other resources, calculated on the basis of such hourly or daily rates as the Agent may notify to such Existing Lender.

27.13	Resignation of the Administrative Parties

(a)	Each Administrative Party may resign and appoint one of its Affiliates acting through an office as successor by giving notice to the other Finance Parties and the Borrower.

(b)
Alternatively an Administrative Party may resign by giving notice to the other Finance Parties and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor to that Administrative Party.

(c)
if the Majority Lenders have not appointed a successor to the relevant Administrative Party in accordance with clause 27.13(b) within 30 days after notice of resignation was given, the retiring Administrative Party (after consultation with the Company) may appoint a successor Administrative Party.

(d)
The retiring Administrative Party shall, at its own cost, make available to the successor Administrative Party such documents and records and provide such assistance as the successor Administrative Party may reasonably request for the purposes of performing its functions as Administrative Party under the Finance Documents.

(e)	A resignation notice of an Administrative Party shall only take effect upon the appointment of a successor.

(f)
Upon the appointment of a successor, the retiring Administrative Party shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this clause 27 (Role of the Administrative Parties). Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

27.14	Replacement of the Agent

(c)
After consultation with the Company, the Majority Lenders may, by giving 30 days’ notice to the Agent replace the Agent by appointing a successor Agent (acting through an office in the United Kingdom).

(d)
The retiring Agent shall (at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents,

(e)
The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this clause 27 (Role of the Administrative Parties) (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(f)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

27.15	Confidentiality

(g)
In acting as an Administrative Party, each of the Agent and the Security Trustee shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(h)
If information is received by another division or department of an Administrative Party, it may be treated as confidential to that division or department and such Administrative Party shall not be deemed to have notice of it.

27.16	Relationship with the Lenders

(g)	Each Administrative Party may treat the person shown in its records as Lender at the opening of business as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day, unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(h)	Each Lender shall supply the Agent with any information that the Security Trustee may reasonably specify (through the Agent) as being necessary or desirable to enable the Security Trustee to perform its functions as Security Trustee. Each Lender shall deal with the Security Trustee exclusively through the Agent and shall not deal directly with the Security Trustee.

27.17	Credit appraisal by the Secured Parties
Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Secured Party confirms to the Administrative Parties that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including:

(d)	the financial condition, status and nature of each Obligor and any surety for, or provider of Security in respect of, any Obligor’s obligations under any Finance Document;

(e)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(f)
whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any other person or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(g)
the adequacy, accuracy and/or completeness of any information provided by any Administrative Parties, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(h)
the right or title of any person in or to, or the value or sufficiency of, any part of the Charged Property, the priority of any of the Security Documents or the existence of any Security interest affecting the Charged Property.

27.18	Administrative Parties’ management time
At any time after an Event of Default, any amount payable to an Administrative Party under clause 16.3 (Indemnity to the Agent and Security Trustee) and clause 18 (Costs and Expenses) may include the cost of utilising an Administrative Party’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the relevant Administrative Party may notify to the Company and the Lenders, and is in addition to any fee paid or payable to the relevant Administrative Party under clause 13 (Fees).

27.19	Deduction from amounts payable by an Administrative Party
If any Party owes an amount to an Administrative Party under the Finance Documents the relevant Administrative Party may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the relevant Administrative Parties would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

27.20	Trustee provisions

(c)
Each of the Agent (in its capacity as purchaser of the Receivables) and the Security Trustee declares that it holds all rights, title and interests in, to and under those Finance Documents to which it is a party and expressed to be a trustee (acting as trustee for the Finance Parties and/or the Secured Parties as the case may be), and all proceeds of the enforcement of such Finance Documents, on trust for the Finance Parties and/or the Secured Parties (as the case may be) on the basis set out in the Finance Documents,

(d)	Neither the Agent nor the Security Trustee, in its capacity as trustee or otherwise under any Finance Document is liable for any failure:

(i)	to require the deposit with it of any title deed, any Finance Document, or any other documents in connection with any Finance Document;

(ii)
in it (or its solicitors or other legal counsel) holding any title deed, any Finance Document or any other documents in connection with any Finance Document in its own possession or to take any steps to protect or preserve the same including permitting the Obligors (or their solicitors or other legal counsel) to retain any such title deeds, any Finance Documents or any other documents;

(iii)	to obtain any licence, consent or other authority for the execution, delivery, validity, legality, adequacy, performance, enforceability or admissibility in evidence of any such Finance Document;

(iv)
to register, file or record or otherwise protect any of the Security Interests granted under the Finance Documents (or the priority of any of the Security Interests) under any applicable laws in any jurisdiction or to give notice to any person of the execution of any of the Finance Documents or the Security interests granted under the Finance Documents;

(v)
to take or require any Obligor to take any step to render the Security interests created or purported to be created by or pursuant to any such Finance Document effective or to secure the creation of any ancillary Security Interests under the laws of any jurisdiction;

(vi)	to require any further assurances in relation to any such Finance Document; or

(vii)
to insure any asset or require any other person to maintain any such insurance or be responsible for any loss which may be suffered by any person as a result of the lack, or inadequacy or insufficiency, of any such insurance.

(e)
Each of the Agent and the Security Trustee may accept, without enquiry, any right or title an Obligor may (or may purport to) have to any asset which is the subject of any such Finance Document and shall not be bound or concerned to investigate or make any enquiry into the right or title of an Obligor to any such asset or to require that Obligor to remedy any defect in its right or title to the same.

(f)
Save as otherwise provided in the Finance Documents, all moneys, which under the trusts contained in any Finance Document are received by the Security Trustee in its capacity as trustee or otherwise, may be invested in the name of, or under the control of, the Security Trustee in any investment for the time being authorised by English law for the investment by a trustee of trust money or in any other investments which may be selected by the Security Trustee. Additionally, the same may be placed on deposit in the name of, or under the control of, the Security Trustee at such bank or institution (including the Security Trustee) and upon such terms as the Security Trustee may think fit.

(g)
Save as otherwise provided in the Finance Documents, all moneys, which under the trusts contained in any Finance Document are received by the Agent in its capacity as trustee of the Receivables or otherwise, are to be held on a deposit account in the name of the Agent on behalf of the Lenders.

(h)	Section 1 of the Trustee Act 2000 shall not apply to the duties of the Agent or the Security Trustee in relation to the trusts constituted by any Finance Document.

(i)
In the case of any conflict between the provisions of this Agreement and those of the Trustee Act 1925 or the Trustee Act 2000, the provisions of this Agreement shall prevail to the extent allowed by law, and shall constitute a restriction or exclusion for the purposes of the Trustee Act 2000.

(j)
The trusts referred to in this clause 27 (Role of the Administrative Parties) shall remain in force even if the Security Trustee or the Agent (in whatever capacity) is at any time the sole Finance Party and/or Secured Party (as the case may be).

27.21	Bank Product Providers

(a)
The rights and benefits of each Bank Product Provider under the Finance Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Security Interests granted to the Security Trustee and the right to share in payments and collections out of the Charged Property as specified in this Agreement.

(b)
Each Bank Product Provider (by its execution of this Agreement as a Lender or by executing a Bank Product Provider Confirmation) shall be automatically deemed to have agreed that the Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release any Bank Product Reserves and that if any Bank Product Reserves are established in accordance with the terms and provisions of this Agreement there is no obligation on the part of the Agent to determine or insure whether the amount of any such reserve is appropriate or not.

(c)
The Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the applicable Bank Product Provider. In the absence of an updated certification, the Agent shall be entitled to assume that the amount due and payable to the applicable Bank Product Provider is the amount last certified to the Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider in accordance with the terms of this Agreement).

28    Additional Security Trustee Provisions

28.1	Appointments by the Security Trustee

(m)
The Security Trustee may appoint one or more Delegates on such terms (which may include the power to sub-delegate) and subject to such conditions as it thinks fit, to exercise and perform all or any of the duties, rights, powers and discretions vested in it by any of the Finance Documents and shall not be obliged to supervise any Delegate or be responsible to any person for any loss incurred by reason of any act, omission, misconduct or default on the part of any Delegate.

(n)
The Security Trustee may (whether for the purpose of complying with any law or regulation of any overseas jurisdiction, or for any other reason) appoint (and subsequently remove) any person to act jointly with the Security Trustee either as a separate trustee or as a co-trustee (each, an Appointee) on such terms and subject to such conditions as the Security Trustee thinks fit and with such of the duties, rights, powers and discretions vested in the Security Trustee by any Finance Document as may be conferred by the instrument of appointment of that person.

(o)	The Security Trustee shall notify the Agent of the appointment of each Appointee (other than a Delegate).

(p)
The Security Trustee may pay reasonable remuneration to any Delegate or Appointee, together with any costs and expenses (including legal fees) reasonably incurred by the Delegate or Appointee in connection with its appointment. All such remuneration, costs and expenses shall be treated, for the purposes of this Agreement and any Fee Letter, as paid or incurred by the Security Trustee.

(q)
Each Delegate and each Appointee shall have every benefit, right, power and discretion and the benefit of every exculpation (together Rights) of the Security Trustee under the Finance Documents, and each reference to the Security Trustee in the provisions of the Finance Documents which confer Rights shall be deemed to include a reference to each Delegate and each Appointee.

28.2	The Security Documents

(s)
Each Secured Party (in the case of any Bank Product Provider, by its execution of this Agreement as a Lender or by executing a Bank Product Provider Confirmation) confirms its approval of the Security Documents and authorises and instructs the Security Trustee:

(i)	to execute and deliver the Security Documents;

(ii)	to exercise the rights, powers and discretions given to the Security Trustee under or in connection with the Finance Documents together with any other incidental rights, powers and discretions; and

(iii)	to give any authorisations and confirmations to be given by the Security Trustee on behalf of the Secured Parties under the Security Documents.

(t)	The Security Trustee may accept without enquiry the title (if any) which any person may have to the Charged Property.

28.3	Security Trustee as proprietor
Each other Secured Party confirms that it does not wish to be registered as a joint proprietor of any Security Interest constituted by a Security Document and accordingly authorises:

(h)	the Security Trustee to hold such Security Interest in its sole name (or in the name of any Delegate) as trustee for the Secured Parties; and

(i)	the Land Registry, Companies House (or other relevant registry) to register the Security Trustee (or any Delegate or Appointee) as a sole proprietor of such Security Interest.

28.4	Investments
Except to the extent that a Security Document otherwise requires, any moneys which the Security Trustee receives under or pursuant to a Security Document may be:

(e)	invested in any investments which the Security Trustee selects and which are authorised by applicable law; or

(f)	placed on deposit at any bank or institution (including the Security Trustee) on terms that the Security Trustee thinks fit, in each case in the name or under the control of the Security Trustee, and the Security Trustee shall hold those moneys, together with any accrued income (net of any applicable Tax) to the order of the Agent, and shall pay them to the Agent on demand.

28.5	Releases of Charged Property
On a disposal of any of the Charged Property which is permitted under the Finance Documents, the Security Trustee shall (at the cost of the Company) execute any release of the Security Documents or other claim over that Charged Property and issue any certificates of non-crystallisation of floating charges that may be required or take any other action that the Security Trustee considers desirable.

28.6	Exclusion of liability
The Security Trustee shall not be:

(c)	liable for:

(vii)	any defect in or failure of the title (if any) which any person may have to any assets over which Security is intended to be created by any Security Document;

(viii)	any loss resulting from the investment or deposit at any bank of moneys which it invests or deposits in a manner permitted by the Finance Documents;

(ix)
the exercise of, or the failure to exercise, any right, power or discretion given to it by or in connection with any Finance Document or any other agreement, arrangement or document entered into, or executed in anticipation of, under or in connection with, any Finance Document; or

(x)	any shortfall which arises on enforcing the Security Documents.

(d)	obliged to:

(v)	obtain any Authorisation or environmental permit in respect of any of the Charged Property or any of the Security Documents;

(vi)	hold in its own possession any Security Document, title deed or other document relating to the Charged Property or the Security Documents;

(vii)
perfect, protect, register, make any filing or give any notice in respect of the Security Documents (or the order of ranking of any Security Document), unless that failure arises directly from its own gross negligence or wilful misconduct; or

(viii)	require any further assurances in relation to any Security Document

28.7	Insurance

(j)	The Security Trustee shall not be obliged to:

(v)	insure, or require any other person to insure, the Charged Property; or

(vi)	make any enquiry or conduct any investigation into the legality, validity, effectiveness, adequacy or enforceability of any insurance existing over the Charged Property.

(k)	The Security Trustee shall not have any obligation or duty to any person for any loss suffered as a result of:

(iii)	the lack or inadequacy of any insurance; or

(iv)
the failure of the Security Trustee to notify the insurers of any material fact relating to the risk assumed by them, or of any other information of any kind, unless a Finance Party has requested it to do so in writing and the Security Trustee has failed to do so within fourteen days after receipt of that request.

28.8	Appointment of successor Security Trustee
Every appointment of a successor Security Trustee shall be by deed.

28.9	Powers supplemental
The rights, powers and discretions conferred upon the Security Trustee by this Agreement shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Security Agent by any other Finance Document by general law or otherwise.
29    Distributions by Security Trustee

29.1	Order of Application
Subject to clause 29.2 (Prospective Liabilities), all amounts from time to time received or recovered by the Security Trustee pursuant to the terms of any Finance Document or in connection with the realisation or enforcement of all or any part of the Security Documents (for the purposes of this clause 29 (Distributions by Security Trustee), the Recoveries) shall be held by the Security Trustee on trust to apply them at any time as the Security Trustee (in its discretion) sees fit, to the extent permitted by applicable law (and subject to the provisions of this clause 29 (Distributions by Security Trustee)), shall (after providing for all enforcement costs and for payments ranking in priority as a matter of law (including the remuneration of any receiver or other insolvency officer)) be applied in the following order of priority:

(u)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Arranger, the Agent and the Security Trustee under any Finance Document;

(v)	secondly, in payment to the Agent for distribution to the Finance Parties in accordance with the terms of the Finance Documents;

(w)
thirdly, in payment to the Agent for distribution to the Bank Product Providers based upon amounts then certified by the applicable Bank Product Providers to the Agent (in form and substance satisfactory to Agent) to be due and payable to such Bank Product Providers; and

(x)	fourthly, the balance, if any, in payment to the relevant Obligor.

29.2	Prospective Liabilities
The Security Trustee may, in its discretion, hold any amount of the Recoveries in an interest bearing suspense or impersonal account(s) in the name of the Security Trustee with such financial institution (including itself) and for so long as the Security Trustee shall think fit (the interest being credited to the relevant account) for later application under clause 29.1 (Order of Application) in respect of:

(j)	any sum to the Security Trustee, any receiver or any Delegate or Appointee; and

(k)	any part of the Secured Obligations,
that the Security Trustee reasonably considers, in each case, might become due or owing at any time in the future.

29.3	investment of proceeds
Prior to the application of any Recoveries in accordance with clause 29.1 (Order of Application) the Security Trustee may, in its discretion, hold all or part of those proceeds in an interest bearing suspense or impersonal account(s) in the name of the Security Trustee with such financial institution (including itself) and for so long as the Security Trustee shall think fit (the interest being credited to the relevant account) pending the application from time to time of those monies in the Security Trustee’s discretion in accordance with the provisions of this clause 29 (Distributions by Security Trustee).
30    Conduct of Business by the Secured Parties
No provision of this Agreement will:

(l)	interfere with the right of any Secured Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(m)	oblige any Secured Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(n)	oblige any Secured Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
31    Sharing among the Finance Parties

31.1	Payments to Finance Parties
If a Finance Party (a Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with clause 32 (Payment Mechanics) and applies that amount to a payment due under the Finance Documents then:

(g)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(h)
the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with clause 32 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(i)
the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party such that it receives its appropriate Pro Rata Share thereof.

31.2	Redistribution of payments
The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with their respective Pro Rata Shares.

31.3	Recovering Finance Party’s rights

(e)
On a distribution by the Agent under clause 31.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(f)
If and to the extent that the Recovering Finance Party is not able to rely on its rights under clause 31.3(a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

31.4	Reversal of redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(l)
each Finance Party which has received a share of the relevant Sharing Payment pursuant to clause 31.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(m)
that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

31.5	Exceptions

(k)
This clause 31 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this clause 31, have a valid and enforceable claim against the relevant Obligor.

(l)
A Recovering Finance Party is not obliged to share with any other Lender any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)
the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

32    Payment Mechanics

32.1	Payments to the Agent

(h)
On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(i)
Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

32.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to clause 32.3 (Distributions to an Obligor) and clause 32.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement, to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency.

32.3	Distributions to an Obligor
The Agent may apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

32.4	Clawback

(m)
Where a sum is to be paid to the Agent under the Finance Documents for another party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(n)
if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

32.5	Partial Payments

(f)
If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Arranger, the Agent and the Security Trustee under any Finance Document;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee, Purchase Commission or other commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal and Outstanding Prepayments due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under any Finance Document.

(g)	Clause 32.5(a) will override any appropriation made by an Obligor.

32.6	Set-off by Obligors
All payments to be made by an Obligor under the Finance Documents shall be calculated and made without (and free and clear of any deduction for) any set-off or counterclaim under a Finance Document.

32.7	Currency of account

(i)	Subject to clauses 32.7(b) and 32.7(c) below, sterling is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(j)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(k)	Any amount expressed to be payable in a currency other than sterling shall be paid in that other currency.
33    Amendments and Waivers

33.1	Required consents

(g)
Subject to clause 33.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the written consent of the Majority Lenders and the Company, and any such amendment or waiver will be binding on all Parties.

(h)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this clause 33 (Amendments and Waivers).

(i)
Each Obligor agrees to any amendment or waiver permitted by this clause 33 (Amendments and Waivers) which is agreed to by the Company. This includes any amendment or waiver which would, but for this clause 33.1(c), require the consent of all of the Guarantors.

33.2	Exceptions

(n)	An amendment or waiver that has the effect of changing or which relates to:

(iv)	the definition of Majority Lenders in clause 1.1 (Definitions);

(v)	an extension to the date of payment of any amount under the Finance Documents;

(vi)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or Purchase Commission payable;

(vii)	a change in the currency of any payment under any Finance Document;

(viii)	an increase in or an extension of any Commitment;

(ix)	an extension of any Availability Period;

(x)	a change to the Borrowers or Guarantors other than in accordance with clause 26 (Changes to the Obligors);

(xi)	any provision which expressly requires the consent of all the Lenders;

(xii)
Clauses 2.2 (Finance Parties’ rights and obligations), 10 (Repayment), 11 (Cancellation and Prepayment), 12 (Interest and Purchase Commission), 13.1 (Commitment fee), 25 (Change to the Lenders), 31 (Sharing among the Finance Parties) or this clause 33 (Amendments and Waivers);

(xiii)
the nature or scope of the Charged Property or the manner in which the proceeds of enforcement of the Security Documents are distributed (except insofar as it relates to a sale or disposal of an asset which is the subject of the Security Documents where such sale or disposal is expressly permitted under this Agreement or any other Finance Document); or

(xiv)
the release or partial release of any Security Documents or of the guarantee of any Guarantor unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of the Security Documents where such sale or disposal is expressly permitted under this Agreement or any other Finance Document, shall not be made without the prior consent of all the Lenders.

(o)
An amendment or waiver which relates to, or would otherwise affect, the rights or obligations of the Arranger, the Agent, or the Security Trustee may not be effected without the consent of the Arranger, the Agent, or, as the case may be, the Security Trustee.

33.3	Replacement of Lender

(o)	If at any time:

(viii)	any Lender becomes a Non-Consenting Lender (as defined in clause 33.3(c) below); or

(ix)
an Obligor becomes obliged to repay any amount in accordance with clause 11.1 (Illegality) or to pay additional amounts pursuant to clause 15 (Increased Costs) or clause 14.2 (Tax gross-up) to any Lender in excess of amounts payable to the other Lenders generally, then the Company may, on 5 Business Days’ prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and such Lender shall)

transfer pursuant to clause 25 (Change to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a Replacement Lender) selected by the Company, and which is acceptable to the Agent (acting reasonably), which confirms its willingness to assume and does assume all the obligations of the transferring Lender (including the assumption of the transferring Lender’s participations on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest and other amounts payable in relation thereto under the Finance Documents.

(p)	The replacement of a Lender pursuant to this clause shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent or Security Trustee;

(ii)	neither the Agent nor the Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)
in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than 21 days after the date the Non-Consenting Lender notifies the Company and the Agent of its failure or refusal to give a consent in relation to, or agree to any waiver or amendment to the Finance Documents requested by the Company; and

(iv)	in no event shall the Lender replaced under this clause 33.3(b) be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents.

(q)	In the event that:

(i)	the Company or the Agent (at the request of the Company) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(ii)	the consent, waiver or amendment in question requires the approval of all the Lenders; and

(iii)
Lenders whose Commitments aggregate more than 80% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 80% of the Total Commitments prior to that reduction) have consented or agreed to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a Non-Consenting Lender.

33.4	Disfranchisement of Defaulting Lenders

(h)
In ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, any Defaulting Lender’s Commitment will be deemed to be zero.

(i)	For the purposes of this clause 33.4, the Agent may assume that the following Lenders are Defaulting Lenders:

(v)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(vi)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of Defaulting Lender has occurred, unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

33.5	Replacement of a Defaulting Lender

(h)	The Company may, at any time a Lender has become and continues to be a Defaulting Lender, by giving five Business Days’ prior written notice to the Agent and such Lender:

(vii)
replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to clause 25 (Change to the Lenders) all (and not part only) of its rights and obligations under this Agreement;

(viii)	require such Lender to (and such Lender shall) transfer pursuant to clause 25 (Change to the Lenders) all (and not part only) of the Commitment of the Lender; or

(ix)	require such Lender to (and such Lender shall) transfer pursuant to clause 25 (Change to the Lenders) all (and not part only) of its rights and obligations in respect of the Revolving Credit Facility, to a Lender or other bank, financial institution, trust, fund or other entity (a Replacement Lender) selected by the Company, and which is acceptable to the Agent (acting reasonably), which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest and other amounts payable in relation thereto under the Finance Documents.

(i)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this clause shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent or Security Trustee;

(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)	the transfer must take place no later than 14 days after the notice referred to in clause 33.5(a) above; and

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.

33.6	Euro conventions
The Agent may (after consultation with the Lenders) notify the Company that any references in this Agreement to a Business Day, day-count fraction or other convention (whether for the calculation of interest, determination of payment dates or otherwise) shall, if different, be amended to comply with any generally accepted conventions and market practice from time to time applicable to euro denominated obligations in the London interbank market. Upon such notification and notwithstanding clauses 33.1 (Required consents) or 33.2 (Exceptions), this Agreement shall be deemed to be amended accordingly.
34    Set-Off
A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.
35    Notices

35.1	Communications in writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

35.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(j)	in the case of the Company, that identified with its name in the execution block to this Agreement;

(k)	in the case of each Finance Party or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(l)	in the case of the Agent, the Arranger and the Security Trustee, that identified with its name below in the execution block to this Agreement, or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

35.3	Delivery

(j)	Any communication or document made or delivered by one Party to another under or in connection with the Finance Documents will only be effective:

(iii)	if by way of fax, when received in legible form; or

(iv)
if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to the relevant Party at that address, and, if a particular department or officer is specified as part of its address details provided under clause 35.2 (Addresses), if addressed to that department or officer.

(k)
Any communication or document to be made or delivered to an Administrative Party will be effective only when actually received by that Administrative Party and then only if it is expressly marked for the attention of the department or officer identified with an Administrative Party’s signature below (or any substitute department or officer as the Administrative Party shall specify for this purpose).

(l)	All notices from or to an Obligor shall be sent through the Agent.

(m)	Any communication or document made or delivered to the Company in accordance with this clause 35.3 will be deemed to have been made or delivered to each of the Obligors.

35.4	Notification of address and fax number
Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to clause 35.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

35.5	Electronic communication

(g)
Any communication to be made between the Agent and a Finance Party under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Finance Party:

(v)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(vi)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(vii)	notify each other of any change to their address or any other such information supplied by them.

(h)
Any electronic communication made between the Agent and a Finance Party will be effective only when actually received in readable form and in the case of any electronic communication made by a Finance Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

35.6	English language

(g)	Any notice given under or in connection with any Finance Document must be in English.

(h)	All other documents provided under or in connection with any Finance Document must be:

(xv)	In English; or

(xvi)
if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

36    Miscellaneous Provisions

36.1	Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima fade evidence of the matters to which they relate.

36.2	Certificates and determinations

Any certification or determination by the Agent of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

36.3	Partial invalidity
If, at any time, any provision of any of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

36.4	Delegation
A Finance Party may at any time and from time to time delegate to any of its Affiliates or to any other person the performance of such of the Finance Party’s rights, obligations and functions under the Finance Documents as such a Finance Party may see fit.
37    Euro Provisions

37.1	Withdrawal of euro as a Permitted Currency
The Agent may (after consultation with the Lenders) at any time by written notice to the Company cease making available Utilisations denominated in euros if the Agent believes (in its sole opinion but following consultation with the Lenders) that any disruption to the financial markets relating to the euro makes such action advisable.

37.2	Euro obligations

(l)
If an EU member state withdraws from economic and monetary union but the euro continues to exist as the lawful currency of other Participating Member States, then all references in the Finance Documents to, and all obligations under the Finance Documents in, the euro shall continue to be denominated in the euro (even if one or more Obligors are incorporated or perform any obligations in the withdrawing member state).

(m)	If:

(v)	the euro ceases to exist as a lawful currency for any reason; or

(vi)	any withdrawal referred to in paragraph (a) occurs or is pending, then, unless otherwise prohibited by mandatory law, and notwithstanding the provisions of paragraph (a), the Agent may (after consultation with the Lenders) elect at any time by notice in writing to the Company to convert all obligations under the Finance Documents into the currency of such other country as it may select, in which case all such obligations shall be automatically converted into such other currency (without the need for any further consent) at the close of business on the

Business Day specified in such notice at the rate of exchange then prevailing on the London foreign exchange market for the purchase of such other currency with the currency in which such obligations are denominated immediately prior to conversion. Upon conversion all such obligations shall be denominated and payable in such other currency and all references in the Finance Documents to the previous currency shall be construed as references to such other currency.

(n)
If any such change of currency occurs, the Finance Documents will, to the extent the Agent specifies to be necessary (acting reasonably and after consultation with the Lenders and the Company), be amended to comply with any generally accepted conventions and market practice and otherwise to reflect the change in that currency (and, if applicable, to give effect to the provisions of paragraph (b) above).

38    Remedies and Waivers
No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.
39    Confidentiality

39.1	Confidential Information
Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by clause 39.2 (Disclosure of Confidential Information), and each Finance Party agrees to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

39.2	Disclosure of Confidential Information
Any Finance Party may disclose:

(i)
to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this clause 39.2(a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(j)	to any person:

(x)
to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(xi)
with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(xii)
appointed by any Finance Party or by a person to whom clause 39.2(b)(i) or clause 39.2(b)(ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(xiii)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in clause 39.2(b)(i) or clause 39.2(b)(ii) above;

(xiv)
to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(xv)	required in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(xvi)	who is a Party; or

(xvii)	with the consent of the Company;
in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)
in relation to clauses 39.2(b)(i), 39.2(b)(ii) and 39.2(b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation clause 39.2(b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)
in relation to clauses 39.2(b)(v) and 39.2(b)(vi) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances; and

(k)
to any person appointed by that Finance Party or by a person to whom clause 39.2(b)(i) or clause 39.2(b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this Clause 39.2(c) if the service provider to whom the Confidential information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party.

39.3	Entire agreement
This clause 39 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

39.4	Inside information
Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

39.5	Notification of disclosure
Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(i)	of the circumstances of any disclosure of Confidential Information made pursuant to clause 39.2(b)(v) (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that clause during the ordinary course of its supervisory or regulatory function; and

(j)	upon becoming aware that Confidential information has been disclosed in breach of this clause 39 (Confidentiality).

39.6	Continuing obligations
The obligations in this clause 39 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve Months from the earlier of:

(d)
the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(e)	the date on which such Finance Party otherwise ceases to be a Finance Party.
40    Counterparts
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.
41    Governing Law
This Agreement and any non-contractual obligations arising out of or in connection with it are governed by and shall be construed in accordance with English law.
42    Jurisdiction

42.1	Jurisdiction of English Courts

(i)
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a Dispute).

(j)	The parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(k)
This clause 42 (Jurisdiction) is for the benefit of the Finance Parties only. As a result, the Finance Parties shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

42.2	Service of process

(k)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an English Obligor):

(i)	irrevocably appoints the Company as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(l)	The Company irrevocably accepts (for the benefit of the Finance Parties) its appointment as process agent pursuant to clause 42.2(a).
This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1
The Original Parties

Part — The Original Guarantors

Name of Original Guarantor	Jurisdiction of Incorporation	Registration number (or equivalent, if any)
EveryWare Global, Inc.	Delaware, USA	(none)
Oneida U.K. Limited	England and Wales	44004126

Part 2 - The Original Lenders

Name of Original Lender	Commitment
Burdale Financial Limited	£7,000,000

Schedule 2
Conditions Precedent
1    Corporate Documents

(a)	A certified copy of the constitutional documents of each Original Obligor.

(b)
A certified copy of a resolution of the board of directors of each Original Obligor approving the execution of the Finance Documents and the taking of any action required or permitted pursuant thereto (to be received by the Agent by 5pm London time on Friday 18 October 2013 in respect of EveryWare Global, Inc.).

(c)	A specimen of the signature of each person authorised to give notices on behalf of each Obligor.

(d)
A certificate of each Obligor (signed by a director) confirming that the execution and performance of this Agreement does not cause any borrowing, guaranteeing or similar limit binding on any Original Obligor to be exceeded.

(e)
A certified copy of the shareholders resolution of each Original Obligor (other than the Company) approving the execution, performance and delivery of the Finance Documents to which that Obligor is a party and the taking of any action required or permitted pursuant to such Finance Documents.

(f)	Satisfactory company and/or other searches.

(g)	Copies of passports, utility invoices or other acceptable evidence of identification in relation to each Director of each Obligor in order to comply with anti-money laundering legislation.

(h)	Such legal opinions and other documents as the Agent may require to confirm the validity and enforceability of the Finance Documents.
2    Security And Other Documents

(a)
The Finance Documents, duly executed by the parties thereto together with such further documents as the Agent may require in connection with the completion, registration, perfection or enforceability thereof or of any security intended to be created thereby.

(b)
Certified copies of (i) all notices of assignment and other notices required to be given pursuant to the Debenture and (ii) all acknowledgements required to be given with respect thereto, duly executed by the recipient.

(c)
A report or other evidence as to the insurances maintained by the Company and their conformity to the terms of the Finance Documents (including confirmation that the Security Trustee is noted as mortgagee and loss payee).

(d)
Such certificates of registration, application forms and other documents (together with appropriate fees) as may be necessary to complete and register the security created pursuant to the Finance Documents.

(e)
Such consents, waivers or other acknowledgments as the Agent may require from any person (including landlords, financial institutions, warehouse owners and others dealing with any English Obligor) who may from time to time have or claim any Security Interest over any asset of any English Obligor.

(f)	Share certificates (together with executed, blank transfer forms) in respect of all shares and other securities charged to the Security Trustee pursuant to the Debenture,

(g)	Evidence that the Blocked Accounts have been opened, together with copies of the completed mandates.

(h)	Details of the amounts standing to the credit of each Charged Account as at the date on which such details are delivered.

(i)	Evidence that the assets and undertakings of each English Obligor are free of any Security Interest (other than a Permitted Security Interest).

(j)	For each Borrower:

(i)	an Instruction Mandate;

(ii)	a duly completed COMALA User Form and COMALA Authorised Account Form;

(iii)	Utilisation Requests for all initial Utilizations.
3    Availability Limit Information

(a)
Such information as the Agent may require in order to determine, as at the date of this Agreement, (i) the amount of the Eligible Receivables, (ii) the Net Stock Value and (iii) the Availability Limits pursuant to clause 5.3 (Restrictions) and (ii) the Reserves.

(b)
Such information as the Agent may require in order to identify or determine (i) those suppliers of Stock to the Obligors which supply on title retention terms, (ii) those customers of the Obligors which acquire stock on sale or return terms, (iii) which Stock is supplied by any Obligor otherwise than as principal (whether as a consignee or otherwise) and (iv) the nature of the payment terms which apply as between the Obligors and their customers.

(c)	Evidence that the total amount available for Utilisation (following the first Utilisation) will be not less than £2,000,000.

Schedule 3

Reporting Undertakings
1    Daily Reporting Requirements
Each English Obligor will furnish to the Agent on a daily basis, schedules of Receivables, collections and credits and Receivables which are (or are alleged by the account debtor to be) subject to any restriction on assignment or charge.
2    Weekly Reporting Requirements
Each English Obligor shall supply the following to the Agent (in a format acceptable to the Agent) on a weekly basis within five days of the end of the week to which it relates:

(a)	a schedule setting out details of all Stock held by each English Obligor;

(b)	a report setting out details of all Stock in transit including, where relevant, evidence that the relevant English Obligor has title to such Stock; and

(c)	an accounts receivable roll-forward for each English Obligor, showing sales, credit notes, other credits and cash received.
3    Monthly Reporting Requirements
Each English Obligor will furnish to the Agent (in a format acceptable to the Agent):

(a)	within five Business Days of the end of each month or at such other times and with respect to such other periods as the Agent may require:
Stock

(i)	a reconciliation of Stock against the perpetual listing in COMALA;
Receivables

(ii)
full details (in such form as the Agent may from time to time require) of all ageings of payables (by division, if applicable) and Receivables with dated invoices (aged by due date and by invoice date);

(iii)	a reconciliation of AR balance per the general ledger/accounts receivable ageing to COMALA;

(b)	within 10 days of the end of each month or at such other times and with respect to such other periods as the Agent may require:
Receivables

(i)	a schedule of inter-company balances reconciled to the management accounts;

(ii)	summary of contra accounts and balances;

(iii)	reconciliation of Blocked Accounts to cash posted to COMALA;

(iv)	calculation of Receivables which are not Eligible Receivables;

(v)	schedule of customers detailing those with any prohibitions on assignment clauses or those where cash collections are not subject to a fixed charge;

(c)	within 15 days of the end of each month or at such other times and with respect to such other periods as the Agent may require:
Stock

(i)	a Stock report including details of stock mix and stock turn/ageing;

(ii)	Stock by supplier, category and location;

(iii)	a report setting out details of all Stock in transit;

(iv)	calculation of Stock which is not Eligible Stock;

(v)	a schedule of suppliers, including those suppliers with retention of title clauses in their terms of business;
Creditors

(vi)	accounts payable ageings at period-end (by division if applicable);

(vii)	a reconciliation of accounts payable ageing to the general ledger, monthly management accounts and financial statements;

(viii)	a break-down of other creditors per the balance sheet;
Other

(ix)	a trial balance;

(x)	a rent arrears declaration;

(xi)	a breakdown of any preferential creditors;

(xii)	a confirmation that all taxes (including corporation tax, PAYE, VAT and national insurance) and pension contributions are paid up to date), and the value of the accrual;

(xiii)	completion of the collateral reporting pack;

(d)	as soon as the same become available, but in any event within 20 days after the end of each month:
Management Accounts

(i)
(in a format acceptable to the Agent) full individual and consolidated accounts for that period for the Company and each other English Obligor certified by a director of the relevant English Obligor, including a comparison against budget and against the previous year’s financial performance, in each case with commentary with a level of detail satisfactory to the Agent;

(ii)
a certificate from a Director of the Company setting out the relevant computations in reasonable detail confirming whether or not the Company was in compliance with the financial covenants in clause 22.2 (Financial condition) as at the date to which such accounts were made up;

Stock

(iii)	a reconciliation of inventory against the perpetual system, the general ledger and the monthly management accounts and financial statements; and
Receivables

(iv)	a reconciliation of accounts receivables ageing to the general ledger and monthly management accounts and financial statements; and

(e)	within 30 days of the end of each month or at such other times and with respect to such other periods as the Agent may require:

(i)	the monthly financial update report, substantially in the form agreed with the Agent on or around the date of this Agreement; and

(ii)	a certificate from a Director of the Company confirming that no Default has occurred, or if a Default has occurred, describing that Default in reasonable detail.
4    Annual Reporting Requirements
The Company shall supply to the Agent

(a)	as soon as the same become available, but in any event within 120 days after the end of each of its financial years:

(i)	its audited financial statements (consolidated where appropriate) for that financial year; and

(ii)	the audited financial statements of each English Obligor for that financial year;

(iii)
if requested by the Agent (in its absolute discretion), a certificate from its auditors together with the accounts referred to in (a) above confirming that the Company was in compliance with the financial covenants in clause 22.2 (Financial condition) as at the date to which such accounts were made up;

(b)
at least 30 days before the end of each of its financial years, its annual budget for the following year, including profit and loss account, balance sheet, cash flow and forecast availability under the Revolving Credit Facility, each on a monthly basis;

(c)
as soon as available, any further forecasts prepared by the Company after the annual budget supplied to the Agent under paragraph (iii), together with an explanation of any material differences to budget;

(d)
at least five days before the date on which any insurance policy of an English Obligor is due to lapse, evidence satisfactory to the Agent that the policy will be renewed on and from that date in accordance with clause 23.18 (insurance).

5    Provisions with respect to Financial Statements

(a)
Each set of financial statements delivered by the Company pursuant the provisions of this Schedule 3 (Reporting Undertakings) shall be certified by a director of the relevant company as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

(b)
The Company shall procure that all audited financial statements delivered pursuant to this Schedule 3 (Reporting Undertakings) are (i) prepared by auditors previously approved by the Agent and (ii) prepared in accordance with GAAP and using accounting principles and policies which are consistently applied.

6    Miscellaneous Reporting Requirements
Each English Obligor shall supply to the Agent:

(a)	promptly upon such English Obligor becoming aware of the same, full details of each of the following matters:

(i)	in relation to any Receivable:

(A)	any material delay in such English Obligor’s performance of its obligations to an account debtor;

(B)	any assertion by any account debtor of any right of set-off, defence, counterclaim or similar right with respect to any Receivable;

(C)	any information coming to its attention which may be materially adverse to the financial condition of any account debtor; and

(D)	any information coming to its attention which might lead the Agent to consider any Receivables as no longer constituting Eligible Receivables;

(ii)	any return of Stock by an account debtor where that Stock has a value in excess of £50,000;

(iii)	any supplier who imposes retention of title clauses, other than any mentioned in a list provided for the purposes of clause 20.14 (Retention of Title);

(b)
upon the Agent’s request to that effect an appraisal of its Stock addressed to the Finance Parties and in a form and prepared by an appraiser acceptable to the Agent provided that, unless a Default is continuing, the Agent may not request more than 4 such appraisals in any 12 month period;

(c)
promptly upon becoming aware of the relevant claim, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any English Obligor, and which might, if adversely determined, have a Material Adverse Effect;

(d)
at the same time as they are dispatched, copies of all documents dispatched by the Company to its shareholders generally (or any class of them) or dispatched by the any of the English Obligors to its creditors generally (or any class of them);

(e)	promptly, such information as the Security Trustee may reasonably require about the Charged Property and compliance of the English Obligors with the terms of any of the Security Documents; and

(f)
promptly on request, such further information regarding the financial condition, assets and operations of the English Obligors (including any requested amplification or explanation of any item in the financial statements, budgets or other material provided by any English Obligor under this Agreement, any changes to management of the English Obligors) as any Finance Party through the Agent may reasonably request;

(g)
at such times as those reports are prepared in order to comply with the then current statutory or auditing requirements (as applicable either to the trustees of any relevant schemes or to such English Obligor), copies of actuarial reports in relation to all pension schemes mentioned in clause 23.21(a);

(h)
promptly, details of any material change in the rate of contributions to any pension schemes mentioned in clause 23.21(a) paid or recommended to be paid (whether by the scheme actuary or otherwise) or required (by law or otherwise);

(i)
immediately, details of any investigation or proposed investigation by the Pensions Regulator which may lead to the issue of a Financial Support Direction or a Contribution Notice to any English Obligor;

(j)	immediately, if it receives a Financial Support Direction or a Contribution Notice from the Pensions Regulator; and

(k)	copies of all policies of insurance and all endorsements and renewals of such policies, together with receipts for premiums.

Schedule 4

Forms of Request

Part 1 — Form of Purchase Request
[On letterhead of relevant Borrower]
Date:    [•]
To:    Burdale Financial Limited as Agent    5th Floor    Bow Bells House    Bread Street    London EC4M 9BE
Attention: Portfolio Manager Oneida International Limited
Dear Sirs
Facility Agreement dated [•] 2013 (Facility Agreement)
We refer to the Facility Agreement, terms defined in which have the same meaning when used in this Purchase Request

1
We hereby offer to sell to the Agent all our present and future Receivables (during the continuance of the Facility Agreement) subject to the terms of the Facility Agreement (including in relation to the calculation of the Prepayment). This offer shall be regarded as a single composite offer which may be accepted or reject in its entirety but not in part only. Your acceptance of this offer shall be demonstrated in the manner set out in clause 7.1. Of the Facility Agreement.] [N.B. PARAGRAPH TO BE INSERTED IN FIRST PURCHASE REQUEST ONLY].

2
We wish to confirm our sale to the Agent, pursuant to the terms of our first Purchase Request, of the Receivables numbered • amounting to £• details of which are set out in the attached Schedule, initialled on each page for the purposes of identification.

3
We hold the invoices strictly to your order and agree to supply it, or a copy (certified by an officer of the relevant Borrower or otherwise as the Agent may from time to time approve) together with certified copies of the relevant shipping documents in respect of such Receivables and a copy of our irrevocable instructions to the account debtor to pay the full invoice amount of the relevant Receivable (without deduction, withholding or set off) on the Maturity Date to a Blocked Account, forthwith upon your request.

4	We further confirm that the relevant Receivables referred to in this letter are readily identifiable from our books.
We confirm that no Default has occurred and is continuing or would result from the Agent purchasing the Receivables offered, no Availability Limit will be breached as a result of the Agent purchasing the Receivables offered and all of the [representations and warranties in Clause 20 (Representations and Warranties)/Repeating Representations] of the Facility Agreement which are to be made or repeated as at the date of this Purchase Request are true and correct.
Yours faithfully
For and on behalf of
[Borrower]

Part 2 — Form of Cash Request
[On letterhead of relevant Borrower]
Date:    [*]
To:    Burdale Financial Limited as Agent    5th Floor    Bow Bells House    Bread Street    London EC4M DBE
Attention: Portfolio Manager — Oneida International Limited
Dear Sirs
Facility Agreement dated [•] 2013 (Facility Agreement)

5	We refer to the Facility Agreement. Terms defined in the Facility Agreement have the same meaning when used in this Cash Request.

6	Pursuant to the terms of the Facility Agreement, we wish you to pay to us the sum of £[•] ((WRITE AMOUNT IN WORDS ALSO]) as follows:

(a)	Utilisation Date: [•]

(b)	Payment Instructions: Please credit the following account
Account Name:    [•]
Bank:            [•]    Bank plc
Branch:        [•]    Branch
Account No:        [•]
Sort Code:        [•]

7
We confirm that no Default has occurred and remains outstanding or would result from the requested Utilisation being made, no Availability Limit would be breached by the making of the requested Utilisation and that all of the [representations and warranties in clause 20 (Representations)/Repeating Representations of the Facility Agreement which are to be made or repeated as at the date of this Cash Request are true and correct.

Yours faithfully
for and on behalf of
[Borrower]

Part 3 — Form of L/C Request
[On letterhead of relevant Borrower]
Date:    [•]
To:    Burdale Financial Limited as Agent    5th Floor    Bow Bells House    Bread Street    London EC4M MBE
Attention: Portfolio Manager Oneida International Limited
Dear Sirs
Facility Agreement dated [•] 2013 (Facility Agreement)

1	We refer to the Facility Agreement. Terms defined in the Facility Agreement have the same meaning when used in this LIC Request.

2	We wish to have [state type of LIC] opened for our account under the Facility Agreement as follows:

(a)	Issue Date: [•]

(b)	Expiry Date: [•]

(c)	Requested Amount: [•]

(d)	Beneficiary: [•]

(e)	Beneficiary’s bank account: [•]

(f)	Concerning: [Reference the agreement under which the liability arises, describe its nature and quantify it]

3
We confirm that no Default has occurred and is continuing or would result from the requested Utilisation, no Availability Limit will be breached as a result of the requested Utilisation and all of the [representations and warranties in clause 20 (Representations)IRepeating Representations] of the Facility Agreement which are to be made or repeated as at the date of this L/C Request are true and correct.

Yours faithfully

for and on behalf of
[Borrower]

Schedule 5

Form of Transfer Certificate
To:    Burdale Financial Limited as Agent
From:    [The Existing Lender] (the Existing Lender) and [The New Lender] (the New Lender)
Dated: [•]
Facility Agreement dated **            2013 (Facility Agreement)

1
We refer to the Facility Agreement. This is a Transfer Certificate. Terms defined in the Facility Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2	We refer to clause 25.5 (Procedure for Transfer):

(a)
The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lenders Commitment, rights and obligations referred to in the Schedule in accordance with clause 25.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [•].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of clause 35.2 (Addresses) are set out in the Schedule.

3	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in clause 25,4(c) (Limitation of responsibility of Existing Lenders).

4	The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(c)	[a Qualifying Lender falling within paragraph (a) for paragraph (d)] of the definition of Qualifying Lender in clause 14,1 (Definitions);]

(d)	[a Treaty Lender;]

(e)	[not a Qualifying Lender].

5	The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes; or

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(iii)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.]

6
[The New Lender confirms (for the benefit of the Agent and without liability to any Obligor) that it is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme (reference number [•]), and is tax resident in [•],so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax and notifies the Company that:

(a)	each Borrower which is a Party as a Borrower as at the Transfer Date must make an application to HM Revenue & Customs under form DTTP2 within 30 days of the Transfer Date; and

(b)
each Additional Borrower which becomes an Additional Borrower after the Transfer Date must make an application to HM Revenue & Customs under form DTTP2 within 30 days of becoming an Additional Borrower.]

7	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

8	[Consider including accession to the intercreditor Agreement and checklist of steps necessary for the New Lender to obtain the benefit of the Transaction Security.]

9	This Transfer Certificate and any non-contractual obligations arising in connection with it is governed by English law.
THE SCHEDULE
Commitment/rights and obligations to be transferred
[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments]

[Existing Lender]                    [New Lender]
By:                            By:
This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [•].
Burdale Financial Limited
By:

Schedule 6

Form of Accession Letter
Date:    [•]
To:    Burdale Financial Limited as Agent    5th Floor    Bow Bells House    Bread Street    London EC4M 9BE
Attention: Portfolio Manager — Oneida International Limited
Dear Sirs
Facility Agreement dated [•] (Facility Agreement)

1	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2
[Subsidiary] agrees to become an Additional [Borrower and an Additional]I[Guarantor] and to be bound by the terms of the Agreement as an Additional [Borrower and an Additional]/[Guarantor] pursuant to clause[s] [26.2 (Additional Borrowers) and]/[clause 26.4 (Additional Guarantors)] of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3	[Subsidiary’s] administrative details are as follows:
Address:
Fax No:
Attention:

4	The following bank accounts shall be Blocked Accounts of the Additional Obligor for the purposes of the Agreement. [Details to be inserted]

5	This Accession Letter is governed by English law.
[This Guarantor Accession Letter is entered into by deed.]

[Company]	[Subsidiary]

Schedule 7

COMALA Terms and Conditions
1    Use of COMALA System

(a)
Each COMALA User Form must set out full details of the employees of the relevant Obligor who are authorised to access the COMALA System and the appropriate level of access (including identifying those employees who are authorised to make COMALA Requests) and all such employees must be specified in the most recent Instruction Mandate provided by such Obligor to the Agent.

(b)
The COMALA Authorised Account Form must set out the details of the bank accounts in the name of the relevant Obligor into which the proceeds of any Stock Loan or Prepayment pursuant to a COMALA Request may be paid.

(c)
Any additions, modifications or deletions of any approved bank account must be notified to the Agent by the completion of a new COMALA Authorised Account Form. Any additions to the list of authorised employees must be notified to the Agent either by the completion of a new COMALA User Form or in writing signed by two directors who are specified as authorised signatories of the relevant Obligor in the current COMALA User Form.

(d)
The Agent will provide such of each Obligor’s employees as the relevant Obligor has authorised pursuant to a COMALA User Form with their own individual username and password, which will give them access to the COMALA System.

(e)
Each Obligor must procure that its employees keep the username and password which the Agent provides to them confidential and that they do not disclose them to anybody or allow any third party (including each other) to access the Designated Website using their username and password. Each Obligor shall also procure that its employees may not use anyone else’s username or password. Access to the COMALA System will only be permitted by the use of an allocated username and password.

(f)
Each Obligor shall be responsible for all transactions conducted and all COMALA Requests made using any usernames and passwords provided to its employees (or any of them) until one Business Day after such time as such Obligor notifies the Agent that a username and password should be de-activated (whether as a result of an employee ceasing to be employed by the Obligor, the loss of a username or password or otherwise). Such notification can be carried out by sending an e-mail to support@burdale.co.uk or telephoning the Agent at any time between 9.00 a.m. and 5.30 p.m. Monday to Friday on +44 (0)845 641 8888. In each case, any communication must be by a person authorised to act on behalf of the relevant Obligor in accordance with its COMALA User Form.

(g)	In the event that a replacement password is required for any authorised employee then the Agent shall allocate such a replacement within 2 Business Days of the relevant request.

(h)
Each Obligor shall notify the Agent promptly if the Obligor becomes aware of any security breach in relation to the use of the COMALA System including in relation to the use of any username or password.

(i)
Every person who identifies him/herself by entering a username and password provided to an employee of an Obligor will be assumed by the Agent to be the employee of the relevant Obligor to whom the username and password is unique and all transactions where such a username and password has been entered correctly will be regarded as valid and all COMALA Requests will be regarded as having been fully authorised and approved by the relevant Obligor.

(j)
Each Obligor shall be bound by every COMALA Request made by any person entering a username and password provided to one of its employees and the Agent is entitled (but not bound) to take such steps in connection with any COMALA Request as the Agent may in its sole discretion deem appropriate.

(k)	Each Obligor shall indemnify the Agent on demand against any cost, loss or expense which the Agent may incur as a result of complying with any COMALA Request

(l)	The Agent shall not have any responsibility for the unauthorised access by a third party and/or the corruption of data being sent by individuals to the Agent.
2    No Liability

(a)
The Agent will use its reasonable endeavours to ensure that the COMALA System and the Designated Website are available at all times, and to ensure that the files available for you to download from the Designated Website are virus free, but does not guarantee this. The Agent is also dependent on others for the provision of the service offered to the Obligors through the COMALA System and, therefore, makes no guarantees regarding the provision or continuity of that service.

(b)
It is a condition of allowing an Obligor and its employees to access the Designated Website and the COMALA System that any liability on the part of the Agent is excluded in respect of, or arising directly or indirectly out of (1) the Designated Website not being available at all times or (ii) any virus or similar codes or programs or (iii) any loss of data occasioned by the use of the COMALA System.

(c)	Nothing in these terms shall apply to limit or restrict the Agent’s liability in respect of fraud or for death or personal injury arising from the Agent’s negligence.

(d)	Although the Agent will take all reasonable care to ensure that the information provided on the Designated Website is accurate, to the fullest extent permitted by law it gives no warranties of any kind, express or implied, with regard to the accuracy, timeliness or completeness of any such information.

(e)
The Agent will take reasonable care to ensure that the content of the COMALA System is secure but it shall not be liable to any Obligor for any loss it may suffer as a result of the breach of any of the security of the COMALA System or the Designated Website.

3    Data Protection

(a)
The Agent has specific duties to comply with the Data Protection regime which is in force. This means that the Agent, and any companies processing data on the Agent’s behalf, will only hold and use information about the Obligors and their respective employees to allow the Agent to provide the Obligors with the services under this Agreement and for its own internal, administrative processes and as required by law or any applicable regulator.

(b)
Information the Agent holds may be transmitted through and held on servers located overseas. The Agent undertakes to put in place appropriate technical and organisational security measures to safeguard client information against unauthorised or unlawful processing and against accidental loss or damage and to comply generally with the security obligations under the seventh principle of the Data Protection Act 1998 where the Agent is holding information relating to any Obligor.

(c)	Each Obligor will ensure that it has obtained any necessary consent of any employee listed on a COMALA User Form to use their data as set out above.
4    Copyright

(a)
The entire content of the Designated Website is subject to copyright with all rights reserved. No Obligor may download (all or in part), copy, transmit or modify the Designated Website without the Agents prior permission. However, an Obligor may print out, save and/or export part or all of the content of the Designated Website for its own internal use.

(b)
When any Obligor uploads information onto the COMALA System it shall use its best endeavours (including making proper use of current versions from time to time of appropriate virus checking software) to minimise the risk of contamination of the COMALA System by any computer virus.

(c)	No Obligor and none of its employees will acquire any rights in the Designated Website or the COMALA System.
5    Suspension/Termination

(a)
The Agent reserves the right to modify, suspend or discontinue, temporarily or permanently, the COMALA System and/or the Designated Website or any part of it and/or the ability to make COMALA Requests, with or without notice, at any time.

(b)
Each Obligor acknowledges and agrees that the Agent shall not be liable to any Obligor or to any third party for any such modification, suspension or discontinuance of the COMALA System or the Designated Website (including the ability to make COMALA Requests).

(c)
For such time as the COMALA System is suspended or discontinued, each Obligor shall provide all information and deliver all Utilisation Requests to the Agent in accordance with the terms of this Agreement as if the terms set out in this Schedule 7 did not apply.

6    Changes to COMALA User Forms
The terms of each COMALA User Form shall remain in full force and effect unless and until the Agent receives a written notice of termination from the relevant Obligor giving not less than seven days’ notice of termination and signed by an officer of the relevant (as to whose identity and authority the Agent shall be under no obligation or duty to the relevant Obligor to make any .enquiry whatsoever) provided that such seven days’ notice period shall not commence until the date the Agent acknowledges receipt of such written notice that such termination will not release the relevant Obligor from any liability resulting from the Agent relying on the COMALA User Form in respect of any act performed by Agent in accordance with the terms of the COMALA User Form prior to the effective date of its termination.

Schedule 8

Bank Product Provider Confirmation
[On letterhead of relevant Bank Product Provider)
Date:    [•1
To:    Burdale Financial Limited as Agent    5th Floor    Bow Bells House    Bread Street    London EC4M 9BE
Attention: Portfolio Manager Oneida International Limited
Dear Sirs

1
We refer to the facility agreement dated I    I between Oneida International Limited and others as borrowers and/or guarantors, Burdale Financial Limited as Original Lender, Arranger, Agent and Security Trustee (the Facility Agreement).

2	Terms defined in the Facility Agreement have the same meaning when used in this letter. This letter is a Bank Product Provider Confirmation for the purposes of the Facility Agreement.

3	We are proposing to provide Bank Products to [name of Obligor] pursuant to the agreements specified in the schedule to this letter (the Bank Product Agreements).

4	We confirm that:

(a)	we appoint the Security Trustee to act on our behalf in accordance with the terms of the Facility Agreement and any other relevant Finance Document;

(b)	we will be bound by all of the terms of Finance Documents as a Bank Product Provider as if we had been an initial party to those Finance Documents in that capacity;

(c)
we have reviewed the provisions of the Finance Documents and understand that and agree that our rights and benefits under the Finance Documents consist solely of being a beneficiary of the Security Interests granted to the Security Trustee and the right to share in Charged Property as provided in the Finance Documents;

(d)
we will to provide to the Agent, from time to time at its request, a written report, in form and substance satisfactory to the Agent, detailing our reasonable determination of the credit exposure (and mark to market exposure) of the Obligors in respect of the Bank Products provided by us pursuant to the Bank Products Agreements;

(e)
if the Agent does not receive such written report, the Agent shall be entitled to assume that our reasonable determination of the credit exposure of the Obligors with respect to the Bank Products provided pursuant to the Bank Products Agreements is zero.

5	We further acknowledge and agree that

(a)
the Agent shall have the right, but shall have no obligation to establish, maintain, relax or release any Bank Product Reserves and that if any Bank Product Reserves are established there is no obligation on the part of the Agent to determine or ensure whether the amount of any such Bank Product Reserves is appropriate or not

(b)
if the Agent does choose to implement a Bank Product Reserve, we acknowledge and agree that Agent shall be entitled to rely on the information in the reports described above to be provided by us to establish the amount of the Bank Product Reserves;

(c)	other Bank Products provided by other Bank Product Providers may exist at any time; and

(d)
we shall not be entitled to receive any payment from any Obligor pursuant to any Bank
Product Agreement following a termination event (however described) without giving 21 days prior written notice to the Agent of:

(i)	the relevant termination event; and

(ii)	the amount of the payment then due.

6
From and after the delivery to the Agent of this Bank Product Provider Confirmation duly executed by ourselves and the acknowledgement of this letter agreement by the Agent and the Company, the obligations and liabilities of Obligors to us as Bank Product Provider in respect of Bank Products evidenced by the Bank Product Agreements shall constitute Secured Obligations and we shall constitute a Bank Product Provider until such time as we or our Affiliate is no longer a Lender.

7	This Bank Product Provider Confirmation and any non-contractual obligations arising under it shall be governed by English Law.
Yours faithfully

For and on behalf of
[Bank Product Provider]

Accepted and agreed:

For and on behalf of
Oneida International Limited
as Company

For and on behalf of
Burdale Financial Limited
as Agent

Schedule to Bank Product Provider Confirmation
[Insert details of all Bank Product Agreements]

Execution Pages

The Company
ONEIDA INTERNATIONAL LIMITED
By:     Mark Scott

Address:    The Perfume Factory
Wales Farm Road
London W3 6UG

Fax No:    +44 (0)2084509985

Attention:    Mark Scott
The Guarantors

EVERYWARE GLOBAL, INC.
By:

Address:    Everyware Global Inc
63-181 Kenwood Avenue
Oneida
New York 13421
USA

Fax No:    +1 315 361 3700

Attention:    Dave Keenan

ONEIDA U.K. LIMITED
By:    MARK SCOTT
Address:    The Perfume Factory
Wales Farm Road
London W3 6UG

Fax No:    +44 (0)2084509985

Attention:    Mark Scott

The Agent, Arranger, Original Lender and the Security Trustee

BURDALE FINANCIAL LIMITED
By:
Address:    5th Floor
Bow Bells House
Bread Street
London EC4M 9BE

Fax No:    +44 845 641 8889

Attention:    Portfolio Manager — Oneida International Limited